                                                                     EXHIBIT 2.1

                            STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made this 7th day of March 2003, by and among:

1. (a) Ms. Noelle Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; (b) Mr. Druon Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; (c) Mr. Daniel Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; (d) Mr. Xavier Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; (e) Mr. Vincent Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles;
(f) Mr. Benoit Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; (g) Mr. Christophe Note, a French national residing at 45, Montee du Colombier F-13012 Marseilles; and (h) ALNO, a company organized and existing under the laws of France under the form of a "societe civile" registered with the trade and company register of Marseilles number 442 493
300), having its registered office 45, Montee du Colombier F-13012 Marseilles, represented by its managing director, Mr. Druon Note (hereinafter referred to an "ALNO"), whose sole partners are Ms. Noelle and Druon Note who for the purpose of this Agreement shall be and remain jointly and severally liable with ALNO, each of the parties listed above, acting jointly and severally for the purpose of this Agreement with the other parties listed above and being (i) hereinafter referred to individually as a "SELLER" and collectively with the other parties as the "SELLERS" and (ii) represented for the purpose of the execution of this Agreement by Mr. Druon Note pursuant to a power of attorney of which an original copy is attached hereto as APPENDIX A;

and

2. Pharmion France, a limited liability company organized and existing under the laws of France under the form of a societe a responsabilite limitee, having its registered office at 10, place Vendome, F-75008 Paris, represented by its managing director, Mr. Michel Bouchara (hereinafter referred to as the "BUYER");

         WHEREAS, the Sellers collectively own on the date hereof and shall collectively own on the Closing Date 2,500 shares (hereinafter referred to as the "SHARES") representing 100% of the issued and outstanding share capital and voting rights of Gophar S.A.S.;

         WHEREAS, Gophar S.A.S. is a limited liability company organized and existing under French law under the form of a Societe par Actions Simplifiee, having its registered office at 48 bis rue des Belles Feuilles, 75116, Paris, France and registered with the Trade Registry of Paris under number 329 859 714 (hereinafter referred to as "GOPHAR" or the "COMPANY");

         WHEREAS, Gophar owns on the date hereof and shall solely own on the Closing Date (i) 228,842 shares representing 100% of the issued and outstanding share capital and voting rights of Laphal Developpement S.A., a limited liability company organized and existing under French law under the form of a societe anonyme, having its registered office at avenue de la Provence, F-13190 Allauch, France and registered with the Trade Registry of Marseilles under number 412 880 882 (hereinafter referred to as the "SUBSIDIARY" and together with Gophar, the "COMPANIES"), (ii) [_______]shares representing [___]% of the issued and outstanding share capital and voting rights of France Gelules S.A., a limited liability company organized under French law under the form of a societe anonyme, having its registered office at Athelia IV, 13600 La Ciotat, France and registered with the Trade Registry of Marseilles under number 388 713 570, currently in the course of liquidation and (iii) [_________] shares representing [___]% of the issued and outstanding share capital and voting rights of Bioenergies S.A., a limited liability company organized and existing under French law under the form of a societe anonyme, having its registered office at 59, avenue des 4 Termes, F-13400 Aubagne, France and registered with the Trade Registry of Marseilles under number 343 241 089;

         WHEREAS, the Subsidiary owns on the date hereof (i) 4,211 shares representing 100% of the issued and outstanding share capital and voting rights of Lipogel S.A.R.L., a limited liability company organized and existing under French law under the form of a societe a responsabilite limitee and (ii) 232 shares representing 10% of the issued and outstanding share capital and voting rights of Finexsud S.A.S., a limited liability company organized and existing under French law under the form of a societe par actions simplifiee and (iii) certain other participations of which a list is attached hereto as APPENDIX B.

         WHEREAS, the Sellers have agreed that the participations in Lipogel S.A.R.L. and Finexsud S.A.S. held by the Subsidiary will be disposed of on or prior to the Closing Date;

         WHEREAS, the operations of the Subsidiary consist in the conception, marketing, distribution and sale of pharmaceutical products that include Thalidomide as well as other pharmaceutical products that may properly be classified as orphan drugs -- i.e. drugs used in the treatment of diseases affecting relatively small population groups; and

         WHEREAS, the Buyer is willing to purchase and the Sellers are willing to sell the Shares - the number of Shares sold by each of the Sellers being indicated in respect of its name on APPENDIX C hereto - on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                         ARTICLE 0 - CERTAIN DEFINITIONS

       0.1        Defined terms.

       For the purpose of the Agreement, the following terms shall have the meaning set forth below:

"ACCOUNTING PRINCIPLES"                 shall mean the accounting principles and
                                        methodologies as consistently applied by each of the Companies in compliance with French GAAP in the preparation of the Audited Financial Statements as fully set forth in EXHIBIT 0.1.1, it being understood that in case of any contradiction between the above accounting principles and methodologies and French GAAP, French GAAP shall prevail.

"AFFILIATE"                             shall mean, in respect of any Person,
                                        any entity which at any time, directly
                                        or indirectly, through one or more
                                        intermediate structures, controls, is
                                        controlled by, or is under common
                                        control with such Person. For the
                                        purpose of this definition, "CONTROL"
                                        means the ownership, directly or
                                        indirectly, through one or more
                                        intermediate structures, of voting stock bearing in the aggregate at least fifty percent of the aggregate voting rights of all classes of all voting stock of a Person or the right or power in fact to direct the management of such Person.

"AGGREGATE TERRITORY NET SALES"         shall mean, as of any given date
                                        (hereinafter referred to as a
                                        "CALCULATION DATE"), the total Net Sales in the Territory recorded on the financial books and records of Pharmion
                                        Corporation and its Affiliates in
                                        respect of the period commencing on the
                                        Closing Date and ending on such
                                        Calculation Date.

"ATU" shall mean, in respect of any medicinal or pharmaceutical products, a temporary marketing authorization ("autorisation temporaire d'utilisation") granted by the relevant Governmental Entity of France pursuant to applicable local regulations.

"AUDITED FINANCIAL STATEMENTS"          shall have the meaning set forth in
                                        ARTICLE VII.7.

"BUSINESS DAY"                          shall mean any day other than a
                                        Saturday, a Sunday or any other day on
                                        which commercial banks in France are
                                        authorized to be closed.

"BUYER'S ACCOUNTANTS"                   shall mean Ernst & Young.

"CLOSING"                               shall have the meaning set forth in
                                        ARTICLE V.

"CLOSING DATE"                          shall have the meaning set forth in
                                        ARTICLE V.

"CONSOLIDATED CASH"                     shall mean all (i) available cash
                                        ("disponibilites") and cash equivalents
                                        ("valeurs mobilieres de placement"),
                                        (ii) trade receivables and (iii)
                                        inventories of the Companies, as
                                        determined on a consolidated basis in
                                        accordance with French GAAP.

"CONSOLIDATED FINANCIAL DEBT"           shall mean the Financial Debt of the
                                        Companies determined on a consolidated
                                        basis in accordance with French GAAP,
                                        excluding, however, for the purpose of
                                        such calculation, the Shareholders'
                                        Debt.

"DAMAGES"                               shall have the meaning set forth in
                                        ARTICLE XI hereof.

"DISPOSALS"                             shall mean all of the disposals which
                                        the Sellers shall cause the Company and
                                        the Subsidiary to complete prior to the
                                        Closing Date pursuant to ARTICLE IX
                                        hereof.

"ENCUMBRANCE"                           shall mean any mortgage, easement
                                        ("servitude"), charge, claim, condition, equitable interest, lien ("privilege"), pledge, security interest, usufruct
                                        ("usufruit"), or other community
                                        property interest, as well as any
                                        agreement, option, right of first
                                        refusal, pre-emption right, restriction
                                        or limitation of any kind, including any restriction on use, voting, receipt of income, or exercise of any other attribute of ownership.

"ENVIRONMENTAL LAWS"                    shall have the meaning set forth in
                                        ARTICLE VII.10 (D).

"FINAL CLOSING PURCHASE PRICE"          shall have the meaning set forth in
                                        ARTICLE II.

"FINANCIAL DEBT"                        shall mean, with respect to any Person,
                                        whether recourse is to all or a portion
                                        of the assets of such Person, (i) the
                                        principal of and premium, if any, and
                                        interest in respect of any indebtedness
                                        of such Person for borrowed money (other than advances on trade payables), (ii) the principal, premium, if any, and interest of such Person with respect to obligations evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses (other than trade payables),
                                        (iii) all obligations of such Person in
                                        respect of bank guarantees, letters of
                                        credit or other similar instruments
                                        (including reimbursement obligations
                                        with respect thereto but excluding
                                        instruments entered into as security for trade payables) but only to the extent of drawings thereunder not yet reimbursed, (iv) all Financial Debt of other Persons secured by an Encumbrance on any asset of such Person, (v) all capital leases, (vi) DRIRE, CNRS and

                                        ANVAR reimbursable loans, (vii) all
                                        trade payables whether fallen due or not (including advances on trade payables),
                                        (viii) all other current liabilities not falling under clauses (i) through (vii) and (ix) every obligation of the types referred to in clauses (i) through
                                        (viii) of another Person the payment of
                                        which, in any case, such Person has
                                        guaranteed or for which such Person is
                                        responsible or liable, directly or
                                        indirectly, as obligor, guarantor or
                                        otherwise to be reflected in the
                                        financial statements (including as
                                        off-balance sheet items) of such Person
                                        in accordance with French GAAP.

"FRENCH GAAP"                           shall mean generally accepted accounting
                                        principles in France.

"GOVERNMENTAL AUTHORIZATION"            shall mean any approval, consent,
                                        license, permit, waiver, or any other
                                        authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Entity.

"GOVERNMENTAL ENTITY"                   shall mean any governmental, regulatory
                                        or administrative authority, any court
                                        of competent jurisdiction or any
                                        judicial authority, administrative
                                        agency, department or commission, or
                                        subdivision thereof, whether local,
                                        regional, national, European or foreign, including, without limitation, any legislative body, administrative agency, court, commission, council or other instrumentality of the European Union.

"JUDGMENTS"                             shall mean any judgments, orders,
                                        injunctions, writs, decrees, rulings or
                                        awards of any court, arbitrator or other
                                        Governmental Entity.

"LAW" shall mean any law, decree or regulation of any court or Governmental Entity.

"MAJOR CLIENTS"                         shall mean the fifteen (15) largest
                                        clients of the Subsidiary in terms of
                                        turnover generated during the period
                                        from January 1, 2002 to December 31,
                                        2002.

"MAJOR SUPPLIERS"                       shall mean the fifteen (15) largest
                                        suppliers or service providers (in terms of gross payables) of the Subsidiary for the period from January 1, 2002 to December 31, 2002.

"MARKETING AUTHORIZATION"               shall mean any marketing authorization
                                        ("autorisation de mise sur le marche")
                                        and/or any ATU granted by any competent
                                        European or French Governmental Entity.

"MATERIAL ADVERSE EFFECT"               shall mean any facts, circumstances,
                                        conditions, events or transactions of
                                        any kind which have had, or may be
                                        reasonably expected to have, a material
                                        adverse effect on (i) the assets,
                                        business, results, operations,
                                        properties, prospects, profits or
                                        condition (financial or otherwise) of
                                        each of the Companies or (ii) the
                                        ability of a Party to perform on a
                                        timely basis any material obligation
                                        under the Agreement or to consummate the transactions contemplated hereby.

"NET FINANCIAL DEBT"                    shall mean, on any given date of
                                        calculation, the amount by which either
                                        the Consolidated Financial Debt exceeds
                                        the Consolidated Cash or, alternatively, the Consolidated Cash exceeds the
                                        Consolidated Financial Debt.

"NET SALES"                             shall mean invoiced sales price of
                                        Thalidomide products (including
                                        Thalidomide products distributed under
                                        the current Laphal presentation or under any presentation containing the same active ingredient) and Products listed in EXHIBIT 0.1.2 billed by Pharmion
                                        Corporation and its Affiliates to non
                                        Affiliate customers, less: (i) to the
                                        extent such amounts are included in the
                                        invoiced sales price, allowances and/or
                                        charge-backs for spoiled, damaged,
                                        out-dated and returned product, (ii)
                                        quantity and other trade discounts and
                                        early settlement discounts (where such
                                        discounts are effectively
                                        non-discretionary and are given as a
                                        matter of course) allowed, (iii)
                                        transportation, insurance and handling
                                        expenses to the extent chargeable to
                                        such sales, (iv) sales, value-added and
                                        other direct Taxes incurred, (v) customs duties and surcharges and other governmental charges incurred in connection with the exportation or importation of any such product, and
                                        (vi) legally or contractually mandated
                                        rebates, if any.

"ORGANIZATIONAL DOCUMENTS"              shall mean with respect to each of the
                                        Company and the Subsidiary, when
                                        applicable, the certificate of
                                        incorporation ("extrait Kbis") and the
                                        by-laws ("statuts"), the register of the minutes of the shareholders meetings
                                        ("registre des assemblees
                                        d'actionnaires"), the attendance sheets
                                        of the shareholders meetings ("feuilles
                                        de presence"), the register of the
                                        minutes of the meetings of the board of
                                        directors ("registre des deliberations
                                        du conseil d'administration"), the
                                        register of attendance at the board
                                        meetings ("registre de presence"), the
                                        register of the minutes of the decisions of the President ("registre des deliberations du president"), the register of share transfers ("registre des mouvements de titres") and the individual shareholder's accounts
                                        ("comptes d'actionnaires").

"PERSON" shall mean a natural person, company, partnership, economic interest group, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

"PRESIDENT"                             shall mean the president of Gophar.

"PROCEEDINGS"                           shall mean any claim, action, suit,
                                        dispute or legal, administrative,
                                        arbitration or other alternative dispute resolution proceeding or investigation
                                        (whether civil, criminal or
                                        administrative).

"REPRESENTATIVE"                        shall mean with respect to any Person,
                                        any director, officer, employee or agent of such Person.

"SELLERS' AUDITORS"                     shall mean ACE.

"SHARES" shall mean 2,500 shares representing on the date hereof and on the Closing Date 100% of the issued and outstanding share capital and voting rights of Gophar.

"SHAREHOLDERS' DEBT"                    shall mean the outstanding principal
                                        amount of, and all accrued but unpaid
                                        interest on, the shareholders loans
                                        granted by the Sellers and/or Affiliates of the Sellers to any of the Companies as well as, if any, all payables owed by any of the Companies to the Sellers and/or Affiliates of the Sellers, of which loans and payables a complete list is attached hereto on EXHIBIT 0.1.3.

"SPECIFIC CONTRACTS"                    shall mean any contract referred to in
                                        ARTICLE VII 16(B).

"SUBSIDIARY'S BOARD"                    shall mean the board of directors of
                                        Laphal Developpement S.A.

"TAX" or "TAXES"                        shall mean taxes, duties, levies, fees,
                                        assessments and governmental charges of
                                        any kind, whether payable directly or by withholding, including without limitation, income, franchise, property, sales, customs, value added, employment, gains, and social security taxes and charges (including in respect of pension and retirement contributions, family allowance contributions and all other contributions assessed on salaries), together with any interest, penalties or additions to tax with respect thereto, imposed by any Governmental Entity.

"TERRITORY"                             shall mean France (including DOM-TOM),
                                        Belgium, The Netherlands, Luxembourg,
                                        Germany, Algeria, Tunisia and Morocco.

"TRANSITION SERVICES AGREEMENT"         shall mean the agreement to be entered
                                        into on the Closing Date in the form
                                        attached as EXHIBIT V.2(A)(VI) between
                                        the Companies and the Sellers and/ or
                                        Affiliates of the Sellers for the
                                        provision to the Companies of certain
                                        administrative and other support
                                        services.

         0.2 Interpretation.

         For purposes of the Agreement:

         (a) References in the Agreement to Articles and Exhibits are to articles in, and exhibits to, the Agreement, unless otherwise indicated.

         (b) The meanings of the defined terms are applicable to both the singular and plural forms thereof.

         (c) Any agreement defined or referred to in the above definitions or in any provision of the Agreement shall include any amendment, modification and supplement thereto and waiver thereof which may become effective from time to time, unless otherwise indicated.

         (d) Any term defined by reference to any document shall have the meaning ascribed to it therein.

         (e) The words "hereof", "hereunder" and similar words shall be construed as references to the Agreement as a whole and not limited to the particular article or provision in which the relevant reference appears and the word "including" shall be deemed to be followed by the phrase "without limitation" in each instance it is used herein.

         (f) References to any document being in "agreed form" is to a document in the form signed or initialed by or on behalf of the Parties for identification.

         (g) When calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next day which is a Business Day.

                           ARTICLE I - SALE OF SHARES

       Upon the terms and in reliance upon the representations, warranties and covenants set forth in this Agreement, including the satisfaction of all conditions precedent set forth in Article X hereof, the Sellers undertake to sell to Buyer, and Buyer or its assignee(s) undertake to acquire from the Sellers, on the Closing Date all and not less than all of the Shares with full title therein, free and clear of any Encumbrances and together with all rights now and hereafter attached to the property of the Shares, including the right to any dividend or any other amount declared or distributed as from the date of the Agreement.

                           ARTICLE II - PURCHASE PRICE

                  Subject to the terms and conditions of the Agreement, the aggregate consideration for the Shares shall be equal to the sum of (i) the Base Purchase Price (as defined in ARTICLE II.1 below) adjusted, as the case may be, in accordance with the provisions of ARTICLE II.2 through ARTICLE II.5 below and
(ii) the additional Purchase Price elements as specified in ARTICLE II.6 below provided, however, that all conditions to the payment of such additional Purchase Price elements set forth in this ARTICLE II.6 are satisfied.

       II.1 Base Purchase Price. Subject to adjustment in accordance with the provisions of ARTICLE II.2 through ARTICLE II.5 below, the aggregate consideration for the Shares shall be equal to (Euro) 11,650,000 (eleven million and six hundred fifty thousand Euro), such amount being hereinafter referred to as the "BASE PURCHASE PRICE".

       II.2 Determination of the Closing Purchase Price. On the Closing Date, the Base Purchase Price shall be (i) reduced on a euro for euro basis by an amount equal to all sums to be paid prior to Closing by the Subsidiary to certain employees of the Subsidiary (hereinafter referred to as the "CONCERNED SUB'S EMPLOYEES") increased by the amount of all social charges due in connection therewith, all as determined in accordance with applicable laws and described in EXHIBIT II.2, and (ii) further reduced on a euro for euro basis by an amount equal to all sums required to repay the Shareholders Debt in full (including any accrued but unpaid interest thereon) on the Closing Date in accordance with the provisions of ARTICLE V.2(B)(I), and (iii) further reduced (if such amount is negative) or increased (if such amount is positive) by the amount of the Estimated Net Financial Debt (as defined in ARTICLE II.3 below), the net amount of the adjustments resulting from (i), (ii) and (iii) being hereinafter referred to as the "INITIAL ADJUSTMENT AMOUNT" and the Base Purchase Price adjusted by the Initial Adjustment Amount being hereinafter referred to as the "CLOSING PURCHASE PRICE".

       II.3 Sellers' Certificate. For the purpose of the determination of the Closing Purchase Price, the Sellers shall, not less than five (5) days prior to the Closing Date, deliver to the Buyer a certificate (hereinafter referred to as the "SELLERS' CERTIFICATE") setting forth the following amounts determined by the Sellers as of the Closing Date on the basis of the financial information then available to the Sellers:

         (i) the amounts to be paid to the Concerned Sub's Employees on the Closing Date increased by the amount of all social charges resulting thereof, whether payable by the

                  Subsidiary itself or by the Concerned Sub's Employees themselves - but withheld, and paid, by the Subsidiary on their behalf -, all such amounts to be hereinafter referred to as the "CONCERNED SUB'S EMPLOYEES TOTAL AMOUNT";

         (ii) the amounts required to repay the Shareholders Debt (including any accrued but unpaid interest thereon) in full on the Closing Date;

         (iii) the amount of the Net Financial Debt as estimated by the Sellers on the Closing Date (hereinafter referred to as the "ESTIMATED NET FINANCIAL DEBT"), with the indication in reasonable detail of all loans and other indebtedness taken into account for this estimate and the identity of the corresponding lenders; and

         (iv) on the basis of the amounts set forth therein in clauses (i) to (iii), the amount of the Initial Adjustment Amount and the Closing Purchase Price.

         II.4 Final Closing Purchase Price. After the Closing, the Closing Purchase Price shall be (i) reduced on a euro for euro basis by the amount by which the Net Financial Debt as of the Closing Date (as finally determined in accordance with ARTICLE II.5 below) exceeds the Estimated Net Financial Debt, or alternatively, as the case may be, (ii) increased on euro for euro basis by the amount by which the Estimated Net Financial Debt exceeds the Net Financial Debt as of the Closing Date, the Closing Purchase Price, as so reduced or increased, being hereinafter referred to as the "FINAL CLOSING PURCHASE PRICE".

         II.5 Determination of Final Closing Purchase Price. The Parties shall cause the Companies to provide, as soon as reasonably practicable and by no later than thirty (30) days after the Closing Date, a consolidated balance sheet, a consolidated profit and loss statement and related financial statements for the Companies as at the Closing Date (but excluding any post-Closing transactions) (hereinafter referred to as the "CONSOLIDATED CLOSING FINANCIAL STATEMENTS") prepared in accordance with the Accounting Principles (as if such Consolidated Closing Financial Statements were being prepared as of the close of an annual fiscal year). As soon as practicable and no later than thirty (30) days after the Consolidated Closing Financial Statements have been made available to the Buyer, the Buyer shall deliver to the Sellers a certificate (hereinafter referred to as the "ADJUSTMENT CERTIFICATE"), signed by an authorized representative of the Buyer, setting forth the amount of any adjustment, if any, to the Closing Purchase Price (hereinafter referred to as the "NET ADJUSTMENT AMOUNT") as well as in reasonable detail a computation of the Net Financial Debt at the Closing Date based on the information set forth in the Consolidated Closing Financial Statements.

                 As from the date of the receipt of the Adjustment Certificate (such date being hereinafter referred to as the "ADJUSTMENT CERTIFICATE DELIVERY DATE"), the Sellers shall be entitled to, at their expense, conduct or cause to be conducted by the Sellers' Auditors a review of the Adjustment Certificate for the purpose of verifying the Net Adjustment Amount set forth in the Adjustment Certificate. Such review shall be finally completed by no later than thirty (30) days after the Adjustment Certificate Delivery Date. The Sellers' Auditors shall have all reasonable access to the accounting and other relevant books, accounts, records, contracts and other documents of the Companies as reasonably required in connection with their review of the audited Consolidated Closing Financial Statements and the Adjustment Certificate.

                   The Sellers may deliver a written notice (the "DISPUTED ITEMS NOTICE") to the Buyer within thirty (30) days after the Adjustment Certificate Delivery Date stating the Sellers' objections to the Net Adjustment Amount set forth in the Adjustment Certificate, specifying in reasonable detail the basis for such objections and setting forth the Sellers' computation of the Net Adjustment Amount. Any Disputed Items Notice shall be accompanied by the related report of the Sellers' Auditors confirming such objections and their computation of the Net Adjustment Amount. In the event that the Sellers do not deliver a Disputed Items Notice to the Buyer within thirty (30) days after the Adjustment Certificate Delivery Date, the Net Adjustment Amount set forth in the Adjustment Certificate shall be deemed to be finally determined and binding on the Sellers upon the expiration of such thirty-day period. Upon delivery of a Disputed Items Notice, the Buyer and the Sellers (with the assistance, at the option of the Party concerned, of the Buyer's Accountants or the Sellers' Auditors) shall use all reasonable efforts to meet and discuss the objections of the Sellers and to resolve the disputed items, draw up the definitive audited Consolidated Closing Financial Statements and finally determine the Net Adjustment Amount (if any) as promptly as practicable.

                   If the Sellers and the Buyer are unable to reach a final agreement within fifteen (15) Business Days after the Buyer's receipt of the Disputed Items Notice, the matters remaining in dispute shall be referred to a mutually agreeable international independent accounting firm with proven expertise in French accounting principles and methods, appointed as independent auditor (hereinafter referred to as the "INDEPENDENT AUDITOR"), it being specified that, notwithstanding that dispute, the fraction of the Net Adjustment Amount (if any) which is not then in dispute will be immediately paid to the Buyer by the Sellers or to the Sellers by the Buyer, as applicable. If the Parties are unable to agree within fifteen (15) days on the identity of the independent auditor to be appointed in accordance with this Article II.5, each of the Sellers or the Buyer may by summary proceedings ("refere") request the President of the Commercial Court of Paris to appoint an international independent accounting firm with proven expertise in French accounting principles and methods to act as Independent Auditor.

                   The fees and expenses of the Independent Auditor shall be borne in such proportion by the Sellers and the Buyer as shall be decided by the Independent Auditor who shall base his decision upon the relative extent to which the Buyer's and the Sellers' respective positions are upheld in the final determination of the Independent Auditor.

                   The Sellers and the Buyer shall each promptly (and in any event within five (5) Business Days after the expiration of the aforesaid ten
 (10) Business Day period) prepare a written statement on the matters in dispute (together with the relevant supporting documents) which shall be submitted to the Independent Auditor for final determination. No matters other than those listed in such statements shall be within the terms of reference of the Independent Auditor.

                   The Independent Auditor shall (i) review and resolve only those matters in dispute between the Sellers and the Buyer, (ii) determine the Net Adjustment Amount, and (iii) deliver to the Parties thirty (30) days at the latest after the date of its appointment, its final report (hereinafter referred to as the "EXPERT'S LETTER") which shall indicate its determination of the Net Adjustment Amount.

                   The Net Adjustment Amount set forth in the Expert's Letter (and the Independent Auditor's allocation among the Parties of the Independent Auditor's fees and expenses) shall be final and binding on the Parties. The Independent Auditor shall act in its capacity of an arbitrator ("tiers arbitre mandataire") in accordance with the provisions of Article 1592 of the French Civil Code.

                   For the purpose of the determination of the Net Adjustment Amount, the Parties, the Buyer's Accountants, the Sellers' Auditors and the Independent Auditor shall be bound by and shall apply the terms of the Agreement and the Accounting Principles. For the avoidance of doubt, the final determination of the Net Adjustment Amount shall be made exclusively in accordance with this ARTICLE II.5.

                   In the event that the Net Adjustment Amount as finally determined pursuant to this ARTICLE II.5 is payable to the Buyer, the amount thereof shall be paid by the Sellers to the Buyer and, alternatively, in the event that the Net Adjustment Amount as finally determined pursuant to this
 ARTICLE II.5 is payable to the Sellers, the amount thereof shall be paid by the Buyer to the Sellers, in each case by wire transfer of immediately available funds within five (5) Business Days after such final determination.

         II.6 Additional Purchase Price Elements. The Sellers shall be entitled to receive, in addition to the Final Closing Purchase Price, payment of certain additional purchase price elements (hereinafter referred to as the "ADDITIONAL PURCHASE PRICE ELEMENTS") at such time as (i) the Concerned Sub's Employees Total Amount payments result in an effective reduction in corporate income tax (any resulting payment being hereinafter referred to as a "TAX ELEMENT PAYMENT") and/or (ii) the Aggregate Territory Net Sales are at least equal to (Euro) 30,000,000 and (Euro) 45,000,000, respectively, provided that such amounts are achieved prior to the tenth (10th) anniversary of the Closing Date (all resulting payments being hereinafter referred to collectively as the "SALES ELEMENT PAYMENTS" -or individually as a "SALES ELEMENT PAYMENT" -and together with the "Tax Element Payment", as the "ADDITIONAL PURCHASE PRICE ELEMENT PAYMENTS").

         II.6.A Tax Element Payment. The Tax Element Payment shall be equal to the exact amount resulting from the product of the Concerned Sub's Employees Total Amount multiplied by the then applicable rate of the company's income tax and shall be payable in full upon complete and final realization of the effective reduction in corporate income tax resulting from the payment on the Closing Date of the Concerned Sub's Employees Total Amount. Such Tax Element Payment shall be deemed to be an adjustment to the Final Closing Purchase Price.

         II.6.B   Sales Elements Payments.

         (a) The Sales Element Payments shall be calculated according to the following parameters and procedures:

                  (i) Simultaneously with the delivery by Buyer to the Sellers of a Sales Performance Adjustment Certificate (as defined below in ARTICLE II.6.B(B)) showing Aggregate Territory Net Sales of at least (Euro) 30,000,000, the Buyer shall, for the benefit of the Sellers, make a Sales Element Payment of
                  (Euro) 4,000,000; and

                   (ii) Simultaneously with the delivery by Buyer to the Sellers of a Sales Performance Adjustment Certificate (as defined below in ARTICLE II.6.B(B)) showing Aggregate Territory Net Sales of at least (Euro) 45,000,000, the Buyer shall, for the benefit of the Sellers, make a Sales Element Payment of
                   (Euro) 4,000,000;

and each such Sales Element Payment shall be deemed to be an adjustment to the Final Closing Purchase Price.

                   If none of the Aggregate Territory Net Sales target amounts are reached prior to the tenth (10th) anniversary of the Closing Date, the two Sales Element Payments shall not be due and shall not be paid by the Buyer to the Sellers and the Sellers and the Buyer shall proceed as set forth in Article II.6.B (i) below .

                   For the avoidance of doubt, if only the first Aggregate Territory Net Sales target amount has been reached on the tenth (10th) anniversary of the Closing Date, only one Sales Element Payment shall be due and payable to the Seller, without any further obligation for the Buyer to pay the second Sales Element Payment.

         (b) The Buyer shall within thirty (30) days after the end of each calendar quarter, commencing with the first calendar quarter beginning after the Closing Date, prepare a certificate (hereinafter referred to as a "SALES PERFORMANCE ADJUSTMENT CERTIFICATE") setting forth the Aggregate Territory Net Sales for such period and, if any, the resulting Sales Element Payment.

         (c) As from the date of delivery of the Sales Performance Adjustment Certificate (hereinafter referred to as a "SALES PERFORMANCE ADJUSTMENT CERTIFICATE DELIVERY DATE"), the Sellers shall have thirty (30) days to review the Sales Performance Adjustment Certificate in order to verify the stated amount of Aggregate Territory Net Sales and the amount of the Sales Element Payment. The Sellers may deliver written notice (hereinafter referred to as an "ADJUSTMENT DISPUTE NOTICE") to the Buyer within thirty (30) days after the Sales Performance Adjustment Certificate Delivery Date, stating that they object to the amounts of the Aggregate Territory Net Sales and of the Sales Element Payment set forth in the Sales Performance Adjustment Certificate, together with a detailed explanation of the reasons thereof. If the Sellers have not delivered the Adjustment Dispute Notice to the Buyer within thirty (30) days after the Sales Performance Adjustment Certificate Delivery Date, the amounts of the Aggregate Territory Net Sales and of the Sales Element Payment, if any, set forth in the Sales Performance Adjustment Certificate shall be conclusively presumed to be true and correct in all respects and shall be binding on the parties and may not be disputed by them in any forum.

         (d) If the Sellers and the Buyer are unable to agree upon the amounts of the Aggregate Territory Net Sales and of the Sales Element Payment within five (5) days after the delivery of the Adjustment Dispute Notice, the Buyer and the Sellers shall each have the right to request that a mutually agreeable international independent accounting firm with proven expertise in French accounting principles and methods, be appointed as independent auditor (the "INDEPENDENT ADJUSTMENT AUDITOR"), to (i) resolve the disputed items set forth in the Adjustment Dispute Notice and (ii) make a final determination of the amount of the Sales Performance Payment, if any, based on its resolution of such disputed items. If the Parties are unable to agree upon such independent auditor within twenty (20) days after the delivery of the Adjustment Dispute

Notice, any of the Sellers or the Buyer may via a refere proceeding request the President of the Commercial Court of Paris to appoint an international independent accounting firm with proven expertise in French accounting principles and methods as Independent Adjustment Auditor.

         (e) The Independent Adjustment Auditor shall not review any item other than those required to resolve the disputed items set forth in the Adjustment Dispute Notice which the Buyer has not accepted in writing nor proceed with any further investigations, but shall base its decision exclusively on the materials and arguments presented by the parties and their respective Accountants. The parties shall, and the parties shall cause the Companies to, cooperate with the Independent Adjustment Auditor. The Independent Auditor shall deliver to the Sellers and to the Buyer a letter (the "ADJUSTMENT AUDITOR'S LETTER") setting forth its final determination of the Sales Element Payment within the shortest practicable time and shall use its best efforts to do so within ten (10) days after its appointment, and such final determination shall be final and binding on the parties hereto. The fees, costs and expenses of the Independent Adjustment Auditor so selected will be borne equally between the Sellers, on the one hand, and the Buyer, on the other hand.

         (h) If a Sales Element Payment is due to the Sellers, the Buyer shall pay such amount within ten (10) days after the date on which the amount of the Sales Element Payment is finally determined pursuant to this ARTICLE II.6.B. The payment of any Sales Element Payment shall be made by wire transfer of immediately available funds to such accounts as the Sellers may specify in writing and any Sales Element Payment shall bear interest until paid in full at a rate per annum equal to EURIBOR 6 month plus three hundred (300) basis points, such interest being calculated from the 40th day after the date on which the amount of the Sales Element Payment is finally determined pursuant to this
ARTICLE II.6.B.

         (i) If on the tenth (10th) anniversary of the Closing Date, none of the Aggregate Territory Net Sales target amounts has been reached and no Sales element Payment is consequently due and payable to the Sellers, the Sellers and the Buyer shall discuss in good faith with a view to negotiate the terms of some reasonable alternative solution that would partially compensate the Sellers, it being understood that the Parties shall have no obligation to agree upon such reasonable alternative solution and should the Parties fail to agree upon such alternative solution, the Final Closing Purchase Price shall be and remain equal to the Closing Purchase Price adjusted, as the case may be, in accordance with
ARTICLE II.5 AND ARTICLE II.6.A.

         (j) If pursuant to ARTICLE XI, the Buyer is entitled to receive indemnification for damages, as a result of a binding settlement or other agreement, a judgment of a court, or a decision arbitral tribunal, and the Sellers do not pay the indemnification as provided by ARTICLE XI, any Sales Element Payment, if any, payable to the Seller, shall be automatically reduced on a euro for euro basis by the amount of such damages. In such case, concomitant with the payment of the reduced Sales Element Payment, if any, the Buyer shall deliver to the Sellers a notice stating that such Sales Element Payment shall be reduced by the amount of all damages remaining unpaid by the Sellers, such reduction being in lieu of payment of the damages having remained unpaid.

         II.6.C Transfer of Obligations regarding Additional Purchase Price Element Payments. In the event where the Buyer would sell the shares held by the Company in the Subsidiary or would transfer or assign the business developed as at the Closing Date by the Subsidiary by way of a share sale or by way of a merger, or a sale of the on-going business ("cession de fonds de commerce") or otherwise, Buyer shall obtain from the concerned purchaser the undertaking that it will assume all obligations in respect of the Additional Purchase Price Element Payments vis-a-vis the Sellers under the terms and pursuant to the conditions of this Article II.6.

                   ARTICLE III - PAYMENT OF THE PURCHASE PRICE

       On the Closing Date, the Buyer shall pay to the Sellers the amount of the Closing Purchase Price by wire transfer of immediately available funds to such bank account or accounts of the Sellers as the Sellers shall have designated in writing to Buyer at least five days prior to the Closing Date.

                         ARTICLE IV - DELIVERY OF SHARES

       On the Closing Date, the Sellers shall deliver to the Buyer stock transfer forms ("ordres de mouvement") for the transfer as of the Closing Date of all and not less than all of the Shares and full and complete title therein to the Buyer.

                               ARTICLE V - CLOSING

       V.1 Closing. Subject to the terms and conditions hereof, the sale and the purchase of the Shares pursuant to this Agreement (hereinafter referred to as the "CLOSING") shall take place at the offices of Willkie Farr & Gallagher, 21-23, rue de la Ville L'Eveque, 75008 Paris, France or at such other place as the Buyer and the Sellers shall mutually agree, on March 31, 2003 at 9:00 a.m. Paris time or, if all conditions precedent set forth in ARTICLE X of this Agreement have not been satisfied or waived by the appropriate Party by such time of day on such date, at 9:00 a.m. on the fifth (5th) Business Day following the date on which the last of the conditions precedent set forth in ARTICLE X BELOW shall have been fulfilled or waived, the date on which the Closing shall take place being hereinafter referred to as the "CLOSING DATE".

       V.2 Closing Actions. At the Closing, the following actions shall take place:

         (a)      The Sellers shall deliver or cause to be delivered to the
                  Buyer:

                  (i)      a certificate in the forms attached as EXHIBIT V.2.A
                           (I), executed by each of the Sellers representing and warranting to the Buyer that each of the Sellers' representations and warranties set forth in the Agreement is true, complete and accurate in all respects as of the Closing Date as if each such representation or warranty was made on the Closing Date;

                  (ii) a letter of resignation signed by the President and by each member of the Subsidiary's Board, in each case, effective upon the appointment of the new President and of the new members of the Subsidiary's Board in accordance with paragraph (iii) hereafter together with a written waiver and release from each such resigning President and member of the Subsidiary's Board in respect of any existing or potential claims against the Company or the Subsidiary, respectively, relating to his or her mandate as President or as a member of the Subsidiary's Board;

                  (iii) a copy of the notification and the minutes of a duly called meeting of the shareholders of each of the Companies, a decision of the President and a meeting of the Subsidiary's Board (a draft of which shall have been prepared and delivered by the Buyer reasonably in advance of the Closing Date), including provisions with respect to the appointment of the new President and the new members of the Subsidiary's Board designated by the Buyer;

                  (iv) the Organizational Documents of the Company (reflecting the transfer of the Shares);

                  (v) a copy of the notification sent to the President on the transfer of the Shares and the minutes of a duly called meeting of the shareholders of the Company authorizing the sale of the Shares to the Buyer in accordance with the by-laws of the Company;

                  (vi) an original copy of each of the documents, agreements or corporate resolutions of which a list is attached hereto as EXHIBIT V.2.A(VI) executed in each case by all concerned parties in the agreed form attached hereto as EXHIBIT V.2.A(VI), evidencing that each of the covenants listed under ARTICLE IX below to be performed by the Sellers prior to the Closing, has been fully and validly performed; and

                  (vi) an original copy of each of the documents evidencing that each of the conditions precedent to the Closing listed under ARTICLE X below has been satisfied, including, without limitation, of the non-compete agreement executed by Laphal Industrie pursuant to
                           ARTICLE X.1(IV) below.

         (b)      The Buyer shall:

                  (i) make available to each of the Companies by wire transfer of immediately available funds the funds necessary to repay in full the Shareholders' Debt owing as at the Closing Date (which repayment the Sellers represent and confirm, as set forth in
                           ARTICLE VII.23, is not subject to any prepayment penalties or similar charges), and subject to the Buyer's making such funds available, the Sellers shall procure that at the Closing the Shareholders' Debt is repaid in full and that acknowledgment of such repayment in full, in a form satisfactory to Buyer, is delivered to the Buyer by the appropriate Persons at the Closing; and

                  (ii) pay the Closing Purchase Price to the Sellers in accordance with ARTICLE II.2.

       All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed.

                  ARTICLE VI - REPRESENTATIONS AND WARRANTIES
                       OF THE SELLERS RELATING TO SELLERS.

       Each of the Sellers hereby severally represents and warrants to the Buyer that as of the date hereof and as of the Closing Date, each and every statement set out in the present ARTICLE VI is true, compete and correct in all respects.

       VI.1 Ownership of Securities. Each of the Sellers is the legal owner of the Shares set forth next to her/his name on APPENDIX B and has, and shall transfer to the Buyer, good title to such Shares, free and clear of any and all Encumbrances and restrictions on transfer. Other than this Agreement, there are no outstanding options, warrants, agreements, conversion rights, preemptive rights or other rights to subscribe for, purchase or otherwise acquire any of her/his Shares. There are no restrictions on transfer with respect to her/his Shares.

       VI.2 Authority. Each of the Sellers has full legal right, power and authority to execute and perform this Agreement and the transactions contemplated hereby.

       VI.3 Consents and Approvals. The execution by the Sellers of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation by the Sellers of the transactions contemplated hereby do not require the Sellers to obtain any consent, approval or action of, or make any filing with or give any notice to, any Person, and without limiting the foregoing, if the Sellers are married, no authorization or consent of such Sellers' spouses is required for the sale of such Sellers' Shares hereunder.

       VI.4 Absence of Defaults, Conflicts. The execution and delivery of this Agreement do not, and the fulfillment of the terms hereof by the Sellers will not, result in a breach or violation of any of the terms, conditions or provisions of, or constitute a default under, (i) any contract, instrument or agreement to which any Seller is a party, or (ii) any Law applicable to any of the Sellers' properties or businesses.

                  ARTICLE VII - REPRESENTATIONS AND WARRANTIES
                    OF THE SELLERS RELATING TO THE COMPANIES.

       Each of the Sellers hereby jointly and severally represents and warrants to, and agrees with, the Buyer that as of the date hereof and as of the Closing Date, each and every statement set out in the present ARTICLE VII is true, complete and correct in all respects.

         VII.1 Corporate Existence of the Companies. The Company is a limited liability company duly organized and validly existing and in good standing under the laws of France under the form of a Societe par Actions Simplifiee and the Subsidiary is a limited liability company duly organized and validly existing and in good standing under the laws of France under the form of a Societe Anonyme. Each of the Companies have full corporate power and authority and all licenses, permits and Governmental Authorizations necessary to conduct their respective businesses and to own, use, lease and operate the properties and assets owned, used, leased and operated by them in connection with their respective businesses. A copy of the Organizational Documents and certificates of Encumbrance ("etat des privileges et nantissement") of the Companies, in each case updated and accurate as of the date hereof, are attached hereto as EXHIBIT
VII.1. Each of the Companies is not a member of, or a participant in, any economic interest group ("GIE"), professional association, partnership, joint-venture, "societe civile", "societe en participation", "societe en nom collectif" or similar entity or organisation (whether or not incorporated) in respect of which it has any obligations or potential liabilities, including any obligations to fund or participate in the debts of any of the foregoing entities and organizations.

         VII.2 Share capital of the Company. The authorized share capital of the Company consists solely of two thousand five hundred (2,500) shares of common stock with a nominal value of (Euro) 15.2449 each, all of which are validly issued and outstanding. The delivery of a share transfer form ("Ordres de Mouvement") at the Closing Date shall transfer good, marketable and valid title to the Shares and title guarantee ("en pleine propriete") therein to the Buyer.

         VII.3 Subsidiaries of the Company and subsidiaries of the Subsidiary. The Company has no other subsidiary than the Subsidiary and does not hold any participation of any nature whatsoever in any legal entity, venture or business of any nature or kind. The Subsidiary, of which an updated excerpt of the Trade Registry is attached hereto as EXHIBIT VII.3, has an authorized share capital of
(Euro) 3,432,630 consisting of 228,842 shares of common stock with a nominal value of (Euro) 15 each, all of which are validly issued and outstanding. On the date of execution of this Agreement, the participations held by the Subsidiary consist exclusively of (i) 4,212 shares representing 100% of the issued and outstanding share capital of Lipogel S.A.R.L., (ii) 232 shares representing 10% of the issued and outstanding share capital of Finexsud SAS, (iii) 4 shares representing 0.53% of the issued and outstanding share capital of SCI Golfpart,
(iv) 10 shares representing 10% of the issued and outstanding share capital of SCI Gramenoue and (v) 207 shares representing [____]% of the issued and outstanding share capital of Banque Populaire Provencale et Corse, all of which are reflected on the audited Financial Statements of the Subsidiary as of December 31, 2002.

         VII.4 No Conflicts. Neither the execution and delivery of the Agreement, nor the consummation or performance of any of the transactions contemplated in the Agreement and the other documents contemplated herein will:

         (a) result in a breach, default or violation of, or conflict with any provision of the Organizational Documents of each of the Companies;

         (b) result in a breach, default or violation of, or conflict with, any resolution adopted by the Board or the shareholders of each of the Companies;

         (c) constitute a violation by each of the Companies of any Law or any Judgment or otherwise result in a cancellation, modification, revocation or suspension of any permits or licenses granted by or obtained from a Governmental Entity or any Governmental Authorization, including but not limited to, the Subsidiary ATU in France and equivalent authorization in other European countries, relating to each of the Companies or to the business or assets of each of the Companies;

         (d) violate or constitute a default under, or be the grounds for termination in accordance with the terms of, or give rise to any right to modify or accelerate any obligations or rights under, any contracts entered into by each of the Companies;

         (e) cause each of the Companies to lose the benefit of any governmental or supra-governmental subsidies or financial assistance or favorable tax treatment; or

         (f) preclude each of the Companies from conducting its respective business and owning, using, leasing and operating the tangible and intangible properties and assets owned, used, leased and operated by it in connection with its business.

         VII.5 Governmental Approvals and Filings. No filing with or notice to any Governmental Entity is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

         VII.6 Books and Records. The accounting books, Organizational Documents and other official records of each of the Companies are complete and correct and have been maintained in accordance with sound business practices and the requirements of French law. The minute books of each of the Companies contain a true, accurate and complete record of all meetings held by the respective shareholders of each of the Companies, the President of the Company and the Board of the Subsidiary, and all such meetings have been transcribed in the appropriate minute books and registers of each of the Companies and filed with the appropriate registry of commerce and companies as required by French law. The employee representatives (if any) and the statutory auditors of each of the Companies have received notices of all Board and shareholders meetings in the manner required by law. At Closing, all of those books, registers and records will be in the possession of the Companies.

         VII.7 Financial Statements and Condition.

         (a) Attached hereto as EXHIBIT VII.7(A) are true and complete copies of the audited financial statements (balance sheet, profit and loss statement and notes thereto together with a report thereon of the statutory auditor) of each of the Companies as well as, where applicable on a consolidated basis for each of the fiscal years ended on December 31, 2000, December 31, 2001 and December 31, 2002 (hereinafter collectively referred to as the "AUDITED FINANCIAL STATEMENTS"), except that the Audited Financial Statements for the fiscal year ended on December 31, 2002 will be attached hereto after the date hereof but prior to the Closing Date in substitution of those financial statements for the fiscal year ended on December 31, 2002 attached hereto which have not been audited. The Audited Financial

Statements have been certified without qualification by the Companies' statutory auditor and are completely accurate and sincere in accordance with the Companies books and records. The Audited Financial Statements were prepared in accordance with the Accounting Principles consistently applied and French GAAP, and give a true and fair view (sont reguliers et sinceres et donnent une image fidele) of the financial position and results of operations of each of the Companies as of each such date and for the period then ended.

         (b) There are no off-balance sheet items (engagements hors bilan) or any other indebtedness or liability, absolute or contingent, known or unknown (including any liabilities relating to factoring or credit-bail arrangements), which will not be fully accrued or provisioned for in the Audited Financial Statements. All legal or contractual employee pensions are adequately provisioned for in the Audited Financial Statements. Neither of the Companies is directly or indirectly liable upon or with respect to (by discount, repurchase agreements or otherwise), or obligated in any other way to provide funds in respect of, or to guarantee or assume, any debt, obligation or dividend of any person, except endorsements in the ordinary course of business in connection with the deposit of items for collection.

         (c) Neither of the Companies has granted any guaranty, charge or other real or personal security for its own liabilities and liabilities of any Person, including the Sellers.

         (d) Neither of the Companies has at any time within the past five (5) years suspended the payment of its debts as they fall due ("cessation de paiements") or been declared in judicial liquidation ("liquidation judiciaire"), or made an amicable settlement with its creditors ("reglement amiable"), or been declared in judicial reorganization ("redressement judiciaire"), or been declared under the threat of any such proceedings.

         (e) There is no indebtedness of any kind, including any account advance or cash pooling agreement, existing or to be incurred on or prior to the Closing Date payable by the Sellers to either of the Companies or their Affiliates or by either of the Companies to the Sellers or their Affiliates except for the Shareholders Debt to be repaid by the Companies at Closing as identified in
EXHIBIT 0.1.4.

         (f) Except as set forth in EXHIBIT VII.7(F), there are no business transactions or other arrangements between the Sellers (and/or their Affiliates) and either of the Companies.

         (g) Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since December 31, 2002, (i) neither of the Companies has taken any action of a type referred to in ARTICLE IX.1 below that would have required the consent of the Buyer if such action were to have been taken during the period between the date hereof and the Closing; and (ii) each of the Companies has conducted its business in the ordinary course consistent with past practice, and no change, situation, development or other event having or which will have a Material Adverse Effect has occurred. Neither the Sellers nor each of the Companies knows or has reason to know of any change, situation, prospective development or other event which threatens or may threaten to have a Material Adverse Effect.

         VII.8 Taxes and social contributions.

         (a) Each of the Companies has always complied with all legal and regulatory requirements regarding all Taxes and social security contributions. Each of the Companies has duly and in a timely manner filed with the appropriate Governmental Entities all Tax and social returns and has declared accurately and completely all its taxable income and every operation that may result in a right to collect any Tax or social security contribution. Any payment that each of the Companies had or has the obligation to make pursuant to any Tax and social security contributions, and any action that it has undertaken to make as a result of any operation resulting in a Tax and social security contributions on or prior the date hereof, has been made in a timely manner, or has been duly reserved for in the Audited Financial Statements in accordance with the Accounting Principles and French GAAP. All Taxes and social security contributions that each of the Companies is or was required to withhold or collect have been duly withheld or collected.

         (b) Except as disclosed in EXHIBIT VII.8(B), no Proceedings, investigation or claim is presently pending or, likely to occur with respect to assessment and collection of any Tax or social security contributions of each of the Companies. There are no Encumbrances for Taxes or social security contributions upon the assets of each of the Companies.

         (c) There are no facts existing which may constitute the basis of an audit or investigation to be initiated, relating to Taxes and social security contribution, by any Governmental Entity.

         (d) Reserves ("provisions") for Taxes or for social security contributions reflected in the Audited Financial Statements are sufficient for the payment of every Tax or social security contribution due by each of the Companies.

         (e) The sale of the Shares will not result in a modification or loss of any favorable tax regime. Each of the Companies does not benefit from any favorable tax treatment depending on undertakings of the Companies which will continue to bind such Companies after the Closing Date. In particular, each of the Companies is not bound by an undertaking to retain any shares or of any other asset for any period of time. In the event of sale or disposition of the securities owned by each of the Companies or any other asset, the capital gain ("plus-value") resulting from such sale or disposition will be calculated by reference to the corresponding value appearing in the Audited Financial Statements.

         (f) All transactions between each of the Companies, on the one hand, and any Seller or any of the Sellers' Affiliates, on the other hand, were effected on prices, terms and conditions which were no less favorable to the Companies than would be negotiated in an arm's length transaction with independent third parties.

         VII.9 Legal Proceedings. Except as disclosed in Exhibit VII.9:

         (a) There are no Proceedings pending that may affect either of the Companies or any of its assets and properties in any respect and no event has occurred that may give rise to a basis for the commencement of any such Proceedings;

         (b) Each of the Companies is in full compliance with all of the terms and requirements of each Judgment to which they is or has been subject and no event has occurred that may constitute or result in a violation of any term or requirement of any such Judgment.

         VII.10 Compliance With Law.

         (a) Except as disclosed in EXHIBIT VII.10 (A), neither of the Companies is in violation of or in default under any Law applicable to it or to any of its assets and properties in the conduct of its business.

         (b) Except as disclosed in EXHIBIT VII.10 (B), no notification has been received by either of the Companies relating to compliance with any Laws or any Judgments.

         (c) Each of the Companies holds all Governmental Authorizations necessary for its business. EXHIBIT VII.10 (C) contains a complete and accurate list of each such Governmental Authorization. All such Governmental Authorizations are valid and in full force and effect and each of the Companies is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization and no event has occurred that may result or threaten to result in a violation of any term or requirement of any Governmental Authorization or result or threaten to result in the revocation, withdrawal, suspension or modification of, any Governmental Authorization. Each of the Companies has not received any notice regarding any violation of any term or requirement of any Governmental Authorization, or any revocation, withdrawal, suspension of, or modification to any Governmental Authorization.

         (d) Each of the Companies is in compliance with all applicable Laws, including Laws regarding (i) emissions, discharges or wastes in the environment (including without limitation ambient air, surface water, ground water or land) or otherwise regulating the manufacturing, processing, distribution, use, treatments, storage, disposal, transport or handling of pollutants, contaminants, asbestos, chemicals or toxic or hazardous substances or wastes or environmental protection and (ii) health and safety of persons or property, including the protection of the health and safety of employees (hereinafter collectively referred to as "ENVIRONMENTAL LAWS"). Neither any Seller nor each of the Companies have received a written notice from any Governmental Entity of any violation of the Environmental Laws.

         (e) Except as disclosed in EXHIBIT VII.10 (E), there is no pending or threatened Proceedings or claim against either of the Companies with respect to the violation of any public health, safety or Environmental Law. Neither of the Companies has received written notice from any person alleging that it is in violation of any applicable public health, safety or Environmental Laws.

         (f) Neither of the Companies is required to complete or to have completed any improvements or undertake any capital investments to bring the properties or assets in conformity with any Environmental Laws. Each of the Companies has not received any notice, order or other communication from a Governmental Entity, failure to comply with which would constitute a breach of any Environmental Laws or compliance with which could be secured by further proceedings.

         VII.11 Real Property and Tangible and Intangible Personal Property.

         (a) EXHIBIT VII.11 (a) contains a complete and detailed list of all real property used, occupied or leased by each of the Companies. There is no real property asset used, occupied or leased by each of the Companies other than those listed in EXHIBIT VII.11 (a). None of the

Companies has entered into any real estate leasing agreement or other contract pursuant to which they could become the owner of real estate, or obtain any title or ownership rights including usufruct ("usufruit") of a real estate property. The list of all lease agreements and other title documents by which each of the Companies has the right to use or to occupy such real property or otherwise relating to its real property is attached in EXHIBIT VII.11 (A) hereto, and the corresponding documents, are accurate, complete and in full force and effect. Except as disclosed in EXHIBIT VII.11 (A), each of the Companies owns a valid title, free and clear of all Encumbrances, for all real property used in the conduct of its business and/or reflected in the Audited Financial Statements. Each of the Companies has all easements and rights of ingress and egress necessary for utilities and services and for all operations conducted on its real property. No amount due under the leases but not reflected in the Audited Financial Statements remains unpaid. No party to any of the above referred to leases has made a claim with respect to any breach under such lease, the consequences of which, individually or in aggregate, might result in the termination or modification of such lease and no consent of lessors there under is required upon occurrence of a change of control of each of the Companies.

         (b) Except as disclosed in EXHIBIT VII.11 (B), neither of the Companies has received, with respect to any site, notification, and to the Sellers' knowledge there is no threatened notification, that it is in violation of any applicable building, zoning, subdivision, health or other law, ordinance or regulation and, with respect to all such properties and buildings, no such violations exist. Except as disclosed in EXHIBIT VII.11(B), no condemnation, expropriation proceeding, or restrictive proceeding is pending or threatened which could preclude or impair the use of any real property by either of the Companies.

         (c) Except as disclosed in EXHIBIT VII.11 (C), each of the Companies has the right to renew all commercial leases and all present commercial lease arrangements have neither been renounced nor are likely of being renounced.

         (d) All leased locations are fully operational and there has been no notification imposing the completion of any additional work in order to comply with any Law or Governmental Authorization.

         (e) EXHIBIT VII.11 (E) contains a list which enumerates and describes in reasonable detail all the fixed assets (including tangible and intangible assets) used in the operation of the business of each of the Companies, whether owned or leased by each of the Companies.

         (f) As of the date hereof, each of the Companies owns outright and has good and marketable title, free and clear of any Encumbrances, or has valid leasehold interests in or valid rights under contract to use, all machinery, equipment, furniture, fixtures, inventory (including any inventory physically held by third parties), receivables and other tangible or intangible personal property which is used in the conduct of the respective business of each of the Companies including all of such items reflected in Audited Financial Statements, and all such items purchased or otherwise acquired by each of the Companies since December 31, 2002 (except for sales and dispositions in the ordinary course of business of any such items purchased or acquired since December 31,
2002). As of the Closing Date, each of the Companies will own outright and have good and marketable title, free and clear of any Encumbrances, to all the machinery, equipment, furniture, fixtures, inventory (including any inventory physically held by third parties), receivables and other tangible or intangible personal property reflected in the Final Consolidated Closing Financial Statements.

         (g) The machinery, equipment, furniture, fixtures and other items of tangible personal property owned, leased or used by each of the Companies are sufficient and adequate to allow each of the Companies to carry on its business as presently conducted and all such items are in good working condition and repair and are in the possession and under the control of each of the Companies.

         VII.12 Accounts Receivable - Payable.

         (a) Except as set forth in EXHIBIT VII.12 (A), all accounts receivable of the Companies as of December 31, 2002 are reflected for their accurate value in the Audited Financial Statements of each of the Companies and all accounts receivable of each of the Companies as of the Closing Date shall be reflected for their accurate value in the Consolidated Closing Financial Statements. All accounts receivable of each of the Companies represent products, services or asset sales actually made in the ordinary course of business and represent the legal, valid and binding obligations of the obligors thereon and are all fully collectible at the recorded aggregate amount thereof (subject to reasonable allowance or discounts consistent with past practice). Such accounts receivable are not subject to any counter claims or set-offs. All accounts receivable of each of the Companies are current and collectible for their full value in the ordinary course of business (without litigation).

         (b) Except as set forth in EXHIBIT VII.12 (B), all accounts payable of each of the Companies as of December 31, 2002 are reflected for their accurate value in the Audited Financial Statements of each of the Companies and accounts payable of each of the Companies shall as of the Closing Date be reflected for their accurate value in the Consolidated Closing Financial Statements.

         VII.13 Inventory.

         (a) All inventory reflected in the Audited Financial Statements is free from defects and has been accurately valued in accordance with French GAAP and the Accounting Principles on the basis of consistent prior practice and the evaluation thereof accurately reflects inventory that is damaged, obsolete, defective, unsuitable for its intended use, and all such inventory may be sold in the ordinary course of business in accordance with past practice and for a price at least equal to the value for which such inventory is reflected in the Audited Financial Statements.

         (b) (i) The inventory of Thalidomide products of the Subsidiary (including raw materials, packaging materials or semi-finished products held physically by third parties together with the inventory held by Affiliates of the Sellers, and any other inventory under consignment, if any) as of the date hereof as set forth (in numbers of units and category of products) in EXHIBIT VII.13(B) is sufficient and adequate with respect to known or anticipated requirements for the supply of such Thalidomide products in the Territory for the period through the fourth month following the date hereof and (ii) firm written orders of Thalidomide finished products of which copies are attached hereto as EXHIBIT VII.13(B) have been passed by the Subsidiary with its current suppliers, which orders have been accepted and confirmed in writing by such suppliers, in such quantities that as of December 31, 2003, the inventory of Thalidomide products of the Subsidiary (including raw materials, packaging materials or semi-finished products held physically by third parties together with the inventory held by Affiliates of the Sellers, and any other inventory under consignment, if any) will be sufficient and adequate (when added with the inventory mentioned under (i)) with respect to known or anticipated requirements for the supply of Thalidomide products in the Territory for the period through the first anniversary of this Agreement.

         (c) Since December 31, 2002, the sales of inventory by each of the Companies have been effected in the ordinary course of business and consistent with past practices and the supply requirements for such products for the period through the first anniversary of this Agreement shall remain reasonably consistent with past practices.

         (d) All inventory of the Companies (including raw materials or semi-finished products but excluding packaging held physically by third parties, together with the inventory held by Affiliates of the Sellers and any other inventory under consignment, if any) may be validly sold, in accordance with applicable regulation at this date, by each of the Companies for a period of at least two (2) years from the Closing Date except for those products of which a list is attached hereto as Exhibit VII.13(d) which may not be sold more than twelve months after they have been manufactured.

         (e) EXHIBIT VII.13 (E) contains a complete list of each of the Companies' inventory, as of the date hereof, whether located within the premises of the Companies or located within the premises of the Companies' co-contractors.

         VII.14 Financial Debt.

EXHIBIT VII.14 contains a complete list and description in reasonable detail (including name and address of each entity to which amounts are owed and the terms and conditions of the obligations) of all liabilities of each of the Companies towards any financial institutions including, without limitation, towards CNRS, DRIRE and ANVAR as of the date hereof but excluding liabilities arising under the Shareholders'Debt.

         VII.15   Intellectual Property Rights.

         (a) EXHIBIT VII.15(A) contains a list of all (i) validly registered intellectual property rights owned or for which each of the Companies has an unrestricted right to use, free of charge and clear of any rights or claims of third parties, (ii) pending trademark applications and applications for registrations of other intellectual property rights filed by each of the Companies, (iii) unregistered and/or unprotected names and trademarks used by each of the Companies and (iv) all licenses and other restricted rights related to each of the Companies' business granted by the Sellers or by any third party all of which are or will be valid and enforceable in accordance with their terms.

         (b) No former or present directors, employees, contractors, consultants, agents or other representatives of either of the Companies hold any right or interest directly or indirectly, in whole or in part, in or to any of either of the Companies' intellectual property rights.

         (c) There is no event on basis upon which a third party's claim of infringement of proprietary rights can be asserted.

         (d) Neither of the Companies has granted any intellectual property rights owned or for which each of the Companies has a right to use to any third party, included the Sellers or the Sellers' Affiliates.

         (e) Except as indicated on EXHIBIT VII.15 (E), all the material records and systems (including but not limited to computer systems), data and information of each of the Companies is recorded or stored by the Companies and are under the exclusive possession and control of each of the Companies and are not wholly or partly dependent on any facilities which are not under the exclusive ownership and control of each of the Companies. Each of the Companies has the right by contract or otherwise to use without the consent of any third party, all computer software, software systems and databases and all other information systems as currently used by the Companies. None of the Companies has entered into any contract for the maintenance of its information system.

         (f) Each of the Companies has taken all necessary steps and made all necessary arrangements to protect the trade secrets, know-how and proprietary information related to its activity including the Files and Data (as defined in ARTICLE IX.6 below).

         (g) Each of the Companies owns without restriction of any nature whatsoever or has the right to use without any restriction of any nature whatsoever all intellectual property, including the Files and Data (as defined in ARTICLE IX.6 below) necessary to its operations as currently conducted.

         VII.16 Contracts.

         (a) EXHIBIT VII.16 (A) contains a true and complete list of (i) all contracts entered into by the Subsidiary with Major Clients and (ii) all contracts entered into by the Subsidiary with Major Suppliers and contracts with suppliers and subcontractors that contain, for any such contract, aggregate future liabilities of and/or obligations for the Subsidiary in excess of (Euro) 20,000. All existing supply and manufacturing agreements entered into by the Subsidiary with third parties and/or with any entity held directly or indirectly by the Sellers reflect arm's length terms and conditions and shall remain enforceable until December 31, 2003.

         (b) EXHIBIT VII.16 (B) contains a complete and accurate list and summary descriptions of all the contracts of each of the Companies in respect of which the performance of this Agreement would constitute a default, or an event of acceleration, or would require an approval or notification, or otherwise grant the other contracting party thereto a right to terminate, renegotiate or amend such Contracts (hereinafter referred to as the "SPECIFIC CONTRACTS").

         (c) [VOLUNTARILY LEFT EMPTY]

         (d) EXHIBIT VII.16 (D) contains a true and complete list of all contracts entered into by each of the Companies with any Seller and/or one or more of any Seller's Affiliates.

         (e) Except as set forth in EXHIBIT VII.16 (E):

                  (i) no breach of any contract under which either of the Companies is bound (either by the Company or the Subsidiary as the case may be or by the other party) has occurred which may entail its termination or cause any prejudice to either of the Companies;

                  (ii) no event has occurred or circumstance exists that may result in a violation of any contract, and neither of the Companies has given or received from any other person any notice or information regarding violation of any contract;

                  (iii) no provisions contained in any of the contracts under which each of the Companies is bound may prevent or limit in any way (A) the activity as of the Closing Date of either of the Companies, the Buyer or their respective Affiliates or (B) either of the Companies, the Buyer or their respective Affiliates from engaging in or competing in any line of business; and

                  (iv) as a consequence of the foregoing, all arrangements necessary to satisfy the Companies' current business requirements on an ongoing basis shall remain in full force and effect.



         VII.17 Insurance.

         (a) Except as set forth in EXHIBIT VII.17 (A), each of the Companies' insurance policies maintain all coverage, including but not limited to, adequate product liability coverage, which is (i) required by applicable legal or regulatory requirements, (ii) adequate to meet the risks insured, (iii) normal and customary for the business of the size and type as that of the respective company and (iv) applicable after the Closing Date to products manufactured and/or marketed by each of the Companies prior to the Closing Date.

         (b) Each of the Companies' insurance and the group insurance policies of the Sellers' Affiliates are in full force and effect, underwritten by financially sound and reputable insurance carriers and all premiums due and payable through the date hereof have been paid and there is no claim, denial of coverage and/or full or partial termination of any such insurance coverage outstanding there under, and each of the Companies has always complied with the terms of such policies. Each of the Companies has timely served or filed proper and accurate claims or notice of all events and information required in connection with such insurance policies. As of the date hereof, neither any Seller nor any of the Companies has received any written notice from or on behalf of any insurance carrier issuing such policies that insurance rates will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks), that there will hereafter be a cancellation, or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or non-renewal of existing policies, or that alteration of any equipment or any improvements to real estate owned or operated by or leased to or by each of the Companies or modification of any of the methods of doing business of each of the Companies will be required or suggested. Each of the Companies has not taken or failed to take any action, which action or failure would enable the insurer of one or more of its insurance policies to contest or to refuse the coverage granted by such policies and/or increase the applicable premiums. No operation contemplated herein shall terminate the coverage granted by such policies or enable the insurer to contest or to refuse the coverage granted by such policies.

         VII.18 Labor Relations.

         (a) EXHIBIT VII.18 (A) contains a list (i) identifying by age, seniority, classification, remuneration (including fringe benefits), other benefits and status of employment of all employees of each of the Companies;
(ii) of all modifications of more than five per cent (5%) since January 1, 2003 in the general level of compensation paid to the employees; and (iii) of a summary of benefits to employees currently in force, including benefits in kind, pension and retirement benefits, bonus, profit sharing, stock purchase and stock option plans, company savings plan or employee funds.

         (b) The Sellers hereby represent and warrant to the Buyer that each of the Companies has complied with all labor laws and regulations, including any applicable collective bargaining agreements and that each of the Companies has never been in material violation of any labor or social security law requirements or any agreement providing for employee benefits. In particular, each of the Companies is in material compliance with all applicable requirements regarding health, safety, working conditions and employee representatives and all other requirements set forth in Laws, and collective bargaining agreements. There is no action, investigation or other Proceedings by any Governmental Entity pending or threatened against either of the Companies regarding the conditions of use and/or employer representatives. No event has occurred or is likely to occur that may hinder the continuity of work or may result in a work stoppage or any other employment dispute.

         (c) Except as set forth in EXHIBIT VII.18 (C):

                  (i) there are no agreements or arrangements with any present or former employees of either of the Companies;

                  (ii) there is no employee whose termination would require payment by either of the Companies of an amount exceeding that provided by Law or by the applicable collective bargaining agreement or that provided by the standard employment practices of either of the Companies;

                  (iii) there are no Proceedings pending or threatened, against either of the Companies, in connection with any employee or former employee; and

                  (iv) there is no financial debt, outstanding loan or open account advance payable to either of the Companies by any currently or former Representative of either of the Companies, and there are no guarantees, endorsements or other obligations of either of the Companies with respect to any indebtedness, obligation or liability of any of the foregoing Persons.

         (d) EXHIBIT VII.18(D) contains a list of employees' representatives of each of the Companies ("delegues du personnel") specifying their date of election and length of office.

         (e) The collective bargaining agreement applicable to the employees of each of the Companies is the "Convention Collective Nationale de l'Industrie Pharmaceutique".

         (f) The "Accord d'entreprise" currently in force in each of the Companies is set out in EXHIBIT VII.18(F) and there is no "reglement interieur" currently in effect.

         (g) None of the Companies has entered into any voluntary profit sharing scheme, arrangement or agreement ("Accord de participation" or "Accord d'interessement"). An "Accord de modulation des horaires", a copy of which is set out in EXHIBIT VII.18(G), has been entered into and communicated to the locally competent labor administration representatives in accordance with applicable French regulations.

         (h) The rates of social contributions for pension schemes of the employees are not different from those provided by Law and/or set out in the applicable collective bargaining agreement. Each of the Companies appropriately provides in accordance the Accounting Principles as an off-balance sheet item in their respective Audited Financial Statements for all sums to be paid to employees at the time of their retirement ("indemnites de depart en retraite"). The favorable regime of social contributions ("Loi de Robien") currently in effect at the Subsidiary shall expire on December 31, 2003.

         VII.19 Product warranty and product recalls.

         All raw materials, packaging, semi-finished and finished goods and inventories of each of the Companies comply in all material respects with the health and safety law and regulations of all Governmental Entities in the European Union and France, are not altered or misbranded within the meaning of such laws and do not contain a misbranded hazardous substance or a banned hazardous substance. There is no action, investigation or other Proceedings by any Governmental Entity pending or threatened against either of the Companies relating to the safety, efficacy or compliance of any of its products. Except as set forth in EXHIBIT VII.19, there have been no recalls or post-sale warnings conducted in with respect of the products supplied by either of the Companies during the five (5) year period preceding the date hereof.

         VII.20 Marketing Authorizations and ATUs.

         (a) A list of Marketing Authorizations and ATUs granted to the Subsidiary with respect to the products marketed by the Subsidiary is attached hereto in EXHIBIT VII.20(A).

         (b) The Marketing Authorizations and ATUs dossiers have been accurately prepared, whether scientifically or with respect to the applicable regulatory requirements, by the Subsidiary and its co-contractors and were filed with the competent Governmental Entity in compliance with applicable regulations. Each Marketing Authorization and ATUs held and/or used by the Subsidiary is valid and in full force and effect and is validly renewable at its term. There is no fact or event which could give grounds to a refusal, withdrawal or suspension of such Marketing Authorizations and ATUs or any other approval with respect of the products by any Governmental Entity, except if a Marketing Authorization is delivered to the Subsidiary or the

Buyer. There is no fact or event which could give grounds to a refusal of a renewal of such Marketing Authorizations and ATUs at their term or any other approval with respect of the products marketed by the Subsidiary by any Governmental Entity.

         (c) The products not yet commercialized by the Subsidiary as at the date hereof, including those having obtained a Marketing Authorization or an ATU or for which a Marketing Authorization or an ATU is being requested and those being developed ("produits en developpement") are listed in EXHIBIT VII.20(C).

         (d) The list of products whose Marketing Authorization or ATU has been suspended is attached as EXHIBIT VII.20(D).

         VII.21 Bank accounts and Powers of attorney.

         EXHIBIT VII.21 hereto sets forth the name of each person holding a proxy, general or special power of attorney, or other similar instrument from each of the Companies. EXHIBIT VII.21 identifies each bank or other financial institution at which each of the Companies has an account and the names of all persons having signature authority over any such account.

         VII.22 Rights to the Going Concern.

         Except as set forth in EXHIBIT VII.22 and subject to ARTICLE IX.12 hereof, each of the Companies has owned and continues to own full rights to the going concern of its businesses, as well as tangible and intangible assets related to its businesses, in each case free and clear of any Encumbrances. Each of the Companies has not leased or otherwise assigned, in whole or in part, any rights to such going concerns, whether through location-gerance, location libre or otherwise.

         VII.23 Repayment of the Shareholders Debt.

         The Sellers represent and warrant that the repayment of the Shareholders Debt to be made at the Closing in accordance with ARTICLE V.2
(B)(I) will not be subject to any prepayment penalties or similar charges.

         VII.24 Accuracy of Information.

         None of the Sellers' representations, warranties or statements contained in the Agreement, or in the exhibits hereto, contains any untrue, inaccurate or incomplete statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements not misleading. All information relating to each of the Companies which is known or would on reasonable inquiry be known to the Sellers or to each of the Companies and which may be material to a Buyer for value of the share capital of each of the Companies has been disclosed in writing to the Buyer and any such information arising on or before the Closing Date will forthwith be disclosed in writing to the Buyer.

             ARTICLE VIII - REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to the Sellers as follows:

         VIII.1 Organization. Buyer is and will on the Closing Date be a French limited liability company duly organized, validly existing and in good standing under the laws of France.

         VIII.2 Authority. Buyer has full corporate power, right and authority to enter into, execute and deliver this Agreement and the documents required or contemplated herein to be executed and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other corporate proceedings on the part of Buyer or its shareholders are necessary to authorize the execution and delivery of this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and each of the other documents to be executed by Buyer hereunder shall constitute, the legal, valid and binding obligation of Buyer, each enforceable against it in accordance with its terms except as may be limited by bankruptcy rules.

         VIII.3 Consents and Approvals; No Violations. No filing with or notice to any Governmental Entity is required by the Buyer in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

                             ARTICLE IX - COVENANTS

         IX.1 Conduct of Business.

         (a) From and after the date hereof until the earlier of the Closing Date or the termination of the Agreement under ARTICLE X hereof, the Sellers shall cause each of the Companies to operate its business in the ordinary course consistent with past practices without change of policy or procedure, and without material interruption in nature, scope or manner, to preserve its existing business and goodwill and its relationships with employees, suppliers and others having business dealings with it, in each case as a bon pere de famille. Without limiting the foregoing, the Sellers will not, without, in each instance, the prior written consent of the Buyer (which may not be unreasonably withheld), cause or permit either of the Companies to take any of the following actions:

                  (i)      amend its Organizational Documents;

                  (ii) declare, set aside, make or pay any dividend or other distribution in respect of, or redeem any of, its share capital (in cash or otherwise);

                  (iii) Except as provided by ARTICLE IX.2 hereof, enter into extraordinary transactions, including acquisitions, mergers ("fusion"), spin-offs or split-offs ("scissions ou apports partiels d'actifs"), on-going business sales ("cession de fonds de commerce") or business rental agreements ("location gerance");

                  (iv)     enter into any joint venture or similar arrangement;

                  (v) incur or assume any indebtedness for borrowed money or vary in any manner the terms of its existing indebtedness (including any Shareholders Debt);

                  (vi) make any change in its accounting methods, procedures or practices unless provided for by Law;

                  (vii) incur, assume or guarantee any loans, borrowings, indebtedness (including any Shareholders Debt) or other form of funding or financial facility or assistance, or enter into any foreign exchange contracts, interest rate swaps, guarantees or agreements or other interest rate instruments;

                  (viii) cancel, discount, factor, sell or assign (including via "Cession Dailly") any of its receivable or debt (including any debt owed by the Affiliates of each of the Companies);

                  (ix) repay or discharge any obligations or liabilities to creditors (including trade creditors), demand or collect payment of trade receivables, write-down the value of any inventory or write-off as non-collectable any accounts receivable, or otherwise manage debtors, creditors and inventory, other than in the ordinary course of business (which includes payment of any account payable and/or trade creditors as of their due date) all of such consistent with past practices;

                  (x) except as provided by ARTICLE IX.9 enter into, terminate or amend any inter-company agreement with any of the Sellers or their Affiliates;

                  (xi) amend, enter into, assume, terminate or fail to perform any material contract;

                  (xii) subject any of its asset or any part thereof, to any Encumbrance other than such Encumbrances that may arise in the ordinary course of business consistent with past practice or by operation of Law;

                  (xiii) enter into any new (or amend any existing) employee benefit plan, grant any general increase in the compensation (including bonus and profit sharing plan) of, or increase the duration of any employment contracts with its management or employees except as required by Law, except as described on EXHIBIT II.2;

                  (xiv) enter into an employment contract with any new employee and/or amend any existing employment contract of any existing employee of each of the Companies;

                  (xv) terminate the employment or office of any of its officers or key employees or appoint any new officer or key employee or materially alter the employment or engagement of any officer or key employee;

                  (xvi) enter into any arrangement, commitment or agreement creating any Encumbrance in the Shares or limiting or restricting in any manner the transferability of the Shares, or providing for the voting of the Shares, options, warrants, or other rights to purchase any of such securities from any third party;

                  (xvii) acquire, by merger, consolidation, purchase of stock or assets or otherwise, any corporation, partnership, association or other business organization;

                  (xviii) issue any securities or options, warrants or other rights to purchase any Securities of each of the Companies;

                  (xix) reorganize, dissolve or enter into any plan of liquidation or dissolution or similar proceeding;

                  (xx) acquire or agree to acquire any assets with an aggregate acquisition cost in excess of (Euro)10,000 other than inventory in the ordinary course of business consistent with past practices;

                  (xxi) sell, transfer, lease or agree to sell, transfer, lease any assets used in connection with its business, tangible or intangible, other than sale of inventory in their ordinary course of business and consistent with past practices;

                  (xxii) cancel or terminate any insurance policy or fail to maintain any insurance policy in an amount and scope comparable to current coverage, except if replaced by a new insurance policy providing for at least the same coverage at premiums not materially higher than the insurance policy being replaced;

                  (xxiii) amend, voluntarily terminate or fail to perform any contract and commence, compromise or discontinue any Proceedings (other than routine debt collection);

                  (xxiv) increase whether directly or indirectly the level of rebates and/or discounts made to its customers, distributors and wholesalers by more than 3% in the aggregate of the level applicable as of December 31, 2002;

                  (xxv) unless required to do so by the French health authorities, amend any Marketing Authorization and/or ATU for products of the Subsidiary, change any specifications for its products, or make any submission to a health authority other than routine updates without the prior review and approval by the Buyer; or

                  (xxvi) otherwise take any action which would result in any representation and warranty contained in ARTICLE VII not to be true and correct as of the Closing Date.

       Subject to ARTICLE IX.2 hereof, after the date hereof and until the Closing, the Sellers shall procure that their Affiliates (other than the Companies) conduct their respective business dealings with each of the Companies only in the ordinary course of business on a basis consistent with past practices (except as and only to the extent required by (i) applicable Law, or (ii) by the terms of legally binding obligations in existence on the date hereof, and, in each such case, which has been specifically disclosed to the Buyer in the Exhibits to the Agreement as giving rise to such an obligation).

         (b) The Sellers undertake to make their best efforts to obtain from the statutory auditors of each of the Companies that they tender their resignation at latest upon the date of their respective annual shareholders' meetings approving the annual financial statements for the year ending on December 31, 2002.

         IX.2 Transfer of Shares, Trademarks and Assets prior to Closing.

         (a) The Sellers undertake that as of the Closing Date, they shall have caused (i) the disposal of all shares held by the Subsidiary in Lipogel S.A.RL, SCI Gramenoue, SCI Golfpart and Finexsud S.A.S. (such shares being hereinafter referred to as the "DIVESTED SHARES") with no adverse Tax consequences whatsoever for the Subsidiary including any payment of corporate income Tax ("impot sur les societes") and in such a way that after the Closing Date neither the Company nor the Subsidiary shall suffer any liability in connection with the Divested Shares, including by not having the Subsidiary granting any representations or warranties in relation with the disposal of the Divested Shares, (ii) the transfer to the acquirors of the shares held by the Subsidiary in Lipogel of all outstanding obligations under (a) the share purchase agreement dated October 13, 1999 among Laboratoires Laphal, as purchaser, and Mr. Jean-Christophe Hauton and Ms. Josette Hauton, as sellers, relating to Lipogel and (a) the license agreement dated November 27 and December 16, 1996 among, Laboratoires Laphal, as licensee, and CNRS, as licensor, relating to Lipase and
(iii) the repayment to the Subsidiary of all loans, advances and any other monies lent by Laphal Developpement to Lipogel S.A.R.L, Finexsud S.A.S and SCI Golfpart.

         (b) The Sellers undertake that as of the Closing Date, the Subsidiary shall have executed an undertaking to offer to transfer, with no adverse Tax consequences whatsoever for the Subsidiary including any payment of corporate income Tax ("impot sur les societes"), the Laphal trademark pursuant to the terms set forth in EXHIBIT IX.2 (B).

         (c) The Sellers undertake that as of the Closing Date, the Subsidiary shall have (i) transferred to Finexsud S.A.S, Lipogel S.A.R.L, Laphal Industrie S.A.S and ALNO, with no adverse Tax consequences whatsoever for the Subsidiary including any payment of corporate income Tax ("impot sur les societes"), the assets which are listed in EXHIBIT IX.2 (C) to this Agreement, in such a way that after the Closing Date neither the Company nor the Subsidiary shall suffer any liability in connection with the divested assets, including by not having the Subsidiary granting any representations or warranties in relation with their disposal and (ii) settled any outstanding payables and receivables existing between the Subsidiary and Laphal Industries as more specifically described in
EXHIBIT IX.2 (C) to this Agreement.

         (d) The Sellers undertake to make their best efforts to cause the disposal on or prior to the Closing Date by the Company of all shares held by the Company in France Gelules SA and

Bioenergies SA with no adverse Tax consequences whatsoever for the Company including any payment of corporate income Tax ("impot sur les societes") and in such a way that after the Closing Date the Company shall suffer any liability in connection with the shares so divested, including by not having the Company granting any representations or warranties in relation with the disposal of these shares.

         IX.3 Access - Notifications prior to Closing

         (a) From the date hereof until the earlier of the Closing Date or the termination of the Agreement under ARTICLE X hereof, the Sellers shall permit the Buyer and its Representatives full access during normal business hours to the premises, books and records (including any financial or commercial information related to the business of each of the Companies), senior management and statutory auditors of each of the Companies (provided such access shall not unreasonably interfere with the respective normal business and operation of each of the Companies).

         (b) From the date hereof until the earlier of the Closing Date or the termination of the Agreement under ARTICLE X hereof, the Sellers shall promptly notify (hereinafter referred to as a "NOTICE OF BREACH") the Buyer in writing if the Sellers become aware of any fact or condition that causes or constitutes a breach of any of the Sellers' representations and warranties or any covenants herein. Notwithstanding the Sellers' obligation to indemnify Buyer for such breach in accordance with the terms and obligations of the Agreement, should any such fact or condition require any change in any Exhibit, the Sellers will promptly deliver to Buyer a supplement to such Exhibit specifying such change, provided, however, that the Sellers shall provide to Buyer amended Exhibits no less than five (5) Business Days prior to the Closing Date.

         IX.4 No Negotiations.

         From and after the date hereof until the earlier of the Closing Date or the termination of the Agreement under ARTICLE X hereof, none of the Sellers, their Affiliates or officers or directors of their Affiliates nor anyone acting on behalf of the Sellers or such persons shall, directly or indirectly, encourage, solicit, engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyer or its Representatives) concerning any merger, sale of substantial assets, purchase or sale of interests in the share capital of any of the Companies or any similar transaction involving any of the Companies. The Sellers shall promptly communicate to the Buyer any inquiries or communications concerning any such transaction which it may receive or of which it may become aware.

         IX.5 Consents and Approvals; Specific Contracts.

         (a) The Sellers (i) shall use their best efforts to obtain all Governmental Authorizations and third party consents which are reasonably required in connection with the entering into and performance by the Sellers of the Agreement, and (ii) shall diligently assist and cooperate with the Buyer in preparing and filing all documents required to be submitted by the Buyer to any Governmental Entity in connection with the transactions contemplated by the Agreement and in obtaining any Governmental Authorizations, including any Governmental Authorizations relating to the transfer of pharmaceutical product Marketing Authorizations and ATU and pharmaceutical products, sale, marketing and manufacturing authorizations, which may be reasonably required to be obtained by the Buyer in connection with such transactions (which assistance and cooperation shall include timely furnishing to the Buyer of all information concerning the Sellers, the Companies and their respective Affiliates which the Buyer reasonably determines is required to be included in such documents or would be helpful in obtaining any such Governmental Authorization).

         (b) The Sellers have informed the Buyer that the Specific Contracts referred to in ARTICLE VII.16 contain a "change of control" clause or an "intuitu personae" provision. The Sellers shall, prior to the Closing, obtain a satisfactory waiver of any rights or other consent (in form satisfactory to the Buyer) to the transactions contemplated by the Agreement, including the transfer of ownership in the Shares, from each third party who is a party to a Specific Contract, provided, however, that such consents, waivers or approvals, as the case may be, shall be obtained without incurring any cost, liability or contractual obligation to each of the Companies.


         IX.6 Production Files and Clinical Data and Studies. The Sellers shall provide to the Buyer, at the Closing Date, an accurate and complete copy of all the production files, clinical data and studies relating to products, in particular Thalidomide, for which the Subsidiary has obtained, acquired or filed a Marketing Authorization and/or an ATU or has the right to use any of them, all of the preceding being hereinafter collectively referred to as the "FILES AND DATA". The Files and Data include all the information, including regulatory information, (i) necessary for the design, manufacturing or marketing of each such pharmaceutical product and (ii) pertaining to any medical studies or research whatsoever conducted on any number of patients using or having used any such pharmaceutical products.

         IX.7 Resignations. At the Closing, the Sellers shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing, of those directors and alternate directors of each of the Companies who have been appointed by the Sellers and not identified in writing by the Buyer in accordance with ARTICLE X.1(VI).

         IX.8 Change of the Subsidiary's Corporate Name. Buyer covenants that it will call an ordinary shareholders' meeting of the Subsidiary within (30) thirty days after the Closing, in order to change the corporate name of the Subsidiary so that it does not make reference to the name "LAPHAL".

         IX.9 Use of the name "LAPHAL" by Laphal Industrie. Buyer agrees that Laphal Industrie shall have the right to continue using the name "Laphal" as part of its corporate name as long as Laphal Industrie shall remain exclusively involved in the manufacturing of parmaceutical products.

         IX.10 Use of the Premises. Except as regards the premises leased by the Company and the Subsidiary in Paris at 48 bis, rue des Belles Feuilles F-75116, pursuant to lease agreements the terms of which shall be amended prior to the Closing Date substantially in the form of the amendment attached hereto as
EXHIBIT V.2(A)(VI) hereto so that each of the Company and the Subsidiary shall be allowed to vacate them at no cost as of January 1, 2004 provided that notice of termination shall have been given by July 1, 2003 at the latest, Buyer expressly covenants that it will not cause the Subsidiary to vacate those premises located at Allauch, avenue de Provence

F-13190, in which each of the Companies is currently a sub-lessee (hereinafter referred to as the "PREMISES") without respecting the terms and conditions of the existing lease.

         IX.11 Transition Services Agreement. On or prior to the Closing Date, the Sellers shall cause the Subsidiary and Finexsud S.A.S to enter, subject to Buyer's prior approval, into the Transition Services Agreement substantially in the form attached hereto as EXHIBIT V.2(A)(VI) whereby they will agree to terminate the services agreement currently in effect between Finexsud S.A.S and the Subsidiary and enter in a short term services agreement limited to certain administrative services.

         IX.12 Manufacturing and Distribution Agreements between the Subsidiary and Laphal Industries. On or prior to the Closing Date, the Sellers shall cause
(i) the Subsidiary and Laphal Industries to enter into the Manufacturing and Supply Agreement and the Distribution Agreement in the forms attached hereto as
EXHIBIT V.2(A)(VI) amending the existing manufacturing agreement and distribution agreement and (ii) the Subsidiary to accept the termination by Mr. Daniel Note in the form attached hereto as EXHIBIT V.2(A)(VI) of the contract entered into on June 15, 2002 between himself and the Subsidiary.

         IX.13 No Encumbrances on the Going Concern ("fonds de commerce"). The Sellers undertake that as of the closing Date, each of the Companies will own full rights to the going concern of their respective businesses, as well as tangible and intangible assets related to their businesses, in each case free and clear of any Encumbrances.

                 ARTICLE X - CONDITIONS PRECEDENT - TERMINATION

         X.1 Condition Precedent. The Buyer's obligation to purchase the Shares and to consummate the transactions contemplated in the Agreement at Closing shall be subject to the fulfillment of each of the following conditions:

                  (i) all the representations and warranties of the Sellers contained in the Agreement shall be accurate in all respects as of the date hereof and as of the Closing Date, except for such inaccuracies or breaches specifically waived in writing by Buyer;

                  (ii) the Sellers shall have performed and complied with all agreements, covenants and undertakings (including all covenants set forth in ARTICLE IX HEREOF) required by the Agreement to be performed or complied with by the Sellers, prior to or at the Closing Date;

                  (iii) the Sellers shall have caused the Subsidiary to deliver to the Buyer all of the Subsidiary's employment agreements and the Buyer shall have been satisfied that these agreements do not create liabilities for the Subsidiary which are not customary and reasonable for a company of that size with that principal place of business in the pharmaceutical industry in respect of employees such as those with whom these agreements have been entered into;

                  (iv) from the date hereof to the Closing Date, no Material Adverse Effect and no material disruption or change in the regulatory conditions or requirements applicable to each of the Companies shall have occurred;

                  (v) the Buyer and Laphal Industrie will have entered into a non-compete agreement in the form attached as
                           EXHIBIT X.1.(V) pursuant to which Laphal Industrie shall undertake that, except for sales to the Buyer and/or any of its Affiliates or the Subsidiary as contemplated by the manufacturing agreement between Laphal Industrie and the Subsidiary, Laphal Industrie shall not, directly or indirectly, develop, manufacture market, distribute and/or sell Thalidomide in any form or presentation including unfinished product or active ingredient, in any country of the world for a period of ten (10) years after the Closing Date;

                  (vi) the Buyer and SAM Publimepharm shall have entered into a trademark sale and purchase agreement pursuant to which SAM Publimepharm shall sell to Buyer or its assignee the trademark "Triacana" in the form attached hereto as EXHIBIT X.1(VI); and

                  (vii) all Governmental Entity approvals and third party consents required in connection with the performance of the Agreement, including the consents referred to in ARTICLE VII.16, shall have been duly obtained and in full force and effect on Closing Date.

         X.2 Termination.

         (a) The Agreement may be terminated at any time prior to the Closing
Date:

                  (i)    by the written agreement of the Buyer and the Sellers;

                  (ii)   by the Buyer, as a right, with no judicial formality:

                           1. if any of the conditions to Closing set forth in ARTICLE X.1 shall have become incapable of satisfaction or fulfillment, and shall not have been waived in writing by the Buyer; and

                           2. following the occurrence of a change, situation, development or other event having a Material Adverse Effect; and

                           3. following receipt of a Notice of Breach in respect of a material breach of any of the Sellers' representations and warranties or any covenants herein;

                  (iii) by the Sellers if any of the conditions to Closing set forth in ARTICLE X.1 shall have become incapable of satisfaction or fulfillment as a result of a breach of the Agreement by the Buyer; and

                  (iv) by either the Buyer or the Sellers, if the Closing Date shall not have occurred for any reason on or prior to April 30, 2003, without prejudice to the right of any Party to obtain damages on account of the breach by any other Party or Parties of any of the agreements or covenants herein to be performed or observed by such other Party or Parties prior thereto.

         In the event of termination of the Agreement by the Sellers or the Buyer pursuant to any of the clauses (ii) through (iv) above, written notice thereof shall promptly (and when a specific time period is set forth therefore, within such time period) be given to the other Parties and the transactions contemplated by the Agreement shall be terminated, without further action by any of the Parties, except as stated in clause (iv).

         (b) If the Agreement is terminated as authorized above in clauses (i) and (iv), no Party shall have any liability or further obligation to any other Party or any Affiliate, shareholder, director, officer or Representative of such Party except for any liabilities arising from a willful breach of the Agreement, except for the obligations set forth in ARTICLE XII.1 which will survive the termination hereof. Notwithstanding anything herein to the contrary, any Party which improperly purports to terminate the Agreement shall remain liable for all consequences and damages in connection therewith.

                          ARTICLE XI - INDEMNIFICATION

         XI.1 Undertaking to Indemnify. The Sellers shall jointly and severally indemnify Buyer, (hereinafter referred to as the "INDEMNIFIED PARTY"), and to hold harmless the Indemnified Party from, any and all liabilities, obligations, losses (including losses resulting from third party claims), damages, penalties, claims, actions, suits, judgments, settlements, and, upon evidence, expenses (including reasonable attorney's fees) and disbursements (hereinafter collectively referred to as the "DAMAGES"), asserted against, suffered or incurred by the Buyer and/or the Companies arising, directly or indirectly, from or in connection with:

         (a) any breach or inaccuracy of any of the Sellers' representations or warranties contained herein, whether made as of the date hereof or as of the Closing Date (without giving effect to any change or supplement to the Exhibits hereto made after the date hereof) or any agreement, certificate or other document delivered pursuant hereto;

         (b) any liability or loss whatsoever (whether accrued, absolute, contingent or otherwise) or any decrease in assets of the Companies with a cause or origin in facts, events or transactions arising on or before the Closing, including any pension liabilities or any Tax incurred by the Companies, or any loss by the Companies of a Tax advantage due to any fact, event or transaction having arisen prior to the Closing, and any expense, including fines, late payment penalties borne by the Companies as a result of any Tax, customs or labor assessment and, more generally, of any Tax Proceeding which is not fully reflected or provided for in the Audited Financial Statements (whether or not known to the Companies, the Sellers or the Buyer); or

(c) any breach of, or failure of the Sellers to duly perform or observe, any term, provision, covenant, agreement or condition of the Sellers to be performed or observed in accordance with the Agreement or any agreement, certificate or other document delivered pursuant hereto as well as any liability or loss whatsoever (whether accrued, absolute, contingent or otherwise) or any decrease in assets of the Companies arising before, on or after the Closing in connection with the Disposals or the acquisition of the trademark "Triacana", including any Tax liability incurred by the Companies as a consequence of the Disposals or the acquisition of the trademark "Triacana"; or

         (d) any product designed, manufactured, marketed or sold, or services rendered, by the Companies prior to the Closing Date.

         The Buyer shall not be chargeable with knowledge or notice of the content of any documents or other information pertaining to the Companies which are not expressly contained in the Exhibits as of the date hereof and shall be entitled to rely exclusively on the accuracy of representations and warranties of the Sellers set forth herein, it being understood that the disclosure of reserves or allocations for contingent liabilities and Proceedings in the Exhibits shall not mitigate the Sellers' obligations with respect to any Indemnifiable Losses related thereto. The Sellers' obligations under this
ARTICLE XI shall not be affected, in any manner whatsoever, by the conduct of an audit or due diligence examination of the Companies by representatives of the Buyer.

         Notwithstanding anything to the contrary, in the event where a claim would be made by the Buyer after January 31, 2007 against any of the Sellers and such claim would exclusively relate to his or her good and valid title to the Shares sold to the Buyer, none of Mr. Daniel Note, Mr. Xavier Note, Mr. Vincent Note, Mr. Benoit Note and Mr. Christophe Note, shall be held jointly and severally liable in connection with such a claim as the liability of each of them shall be restricted, but only in the event of a claim made after January 31, 2007 in relation to title to Shares, to claims relating to the Shares each of them shall have sold to the Buyer.

         XI.2 Deductible and Cap. Subject to ARTICLE XI.10, the Sellers shall not be obligated to indemnify the Indemnified Party against Damages asserted against, suffered or incurred by the Buyer and/or the Companies arising, directly or indirectly, from or in connection with Article XI.1(a) unless and until:

         (a) Damages taken individually or collectively reach fifty thousand Euro ((Euro) 50,000), (the "DEDUCTIBLE") it being understood that if the amount of such Damages shall exceed the Deductible, the Sellers' repayment obligation shall be limited to the amount in excess of the Deductible, subject, however to clause (b) below; and

         (b) The Sellers' indemnification obligation is limited to a maximum aggregate amount equal to (i) forty per cent (40%) of the amount which is equal to the sum of the Final Closing Purchase Price and the Additional Purchase Price Elements for a period ending on the second anniversary of the Closing Date and, thereafter, to (ii) twenty-five per cent (25%) of the amount which is equal to the sum of the Final Closing Purchase Price and the Additional Purchase Price Elements (such maximum amount being hereinafter referred to as the "CAP").

         XI.3 Notice of Claims. Each written notice of claim (a "CLAIM NOTICE") shall state precisely its grounds to the extent known to the Indemnified Party and, if reasonably ascertainable, the amount of Damages claimed (which estimate shall not be conclusive of the final amount of such claim and demand) and such available information as may reasonably be required by the Sellers to assess the merits of the claim and the computation or estimate of the Damages.

         Each Claim Notice shall be notified by Buyer to each of the Sellers with reasonable promptness in view of the circumstances following the date on which the Indemnified Party first becomes aware of any loss or damage which gives rise to a claim.

         If, after having been notified of a claim by Buyer, the Sellers do not contest, by written notice to Buyer, the validity of the claim within thirty
(30) days after delivery to the Sellers of such notice from Buyer (the "DIRECT CLAIM REVIEW PERIOD") the Sellers shall be deemed to have accepted the claim so notified. During the Direct Claim Review Period Sellers may proceed with such investigation of the underlying claim as it considers necessary or desirable and/or if the parties agree, on or prior to the expiration of the Direct Claim Review Period, upon the validity and amount of such claim, the Sellers shall pay to the Indemnified Party, within fifteen (15) days following the date of such agreement or the expiry of the Direct Claim Review Period, the full amount of such claim. If the parties are unable to reach agreement on or prior to the date of the expiration of the Direct Claim Review Period or if the Sellers notify the Indemnified Party during the Direct Claim Review Period that it disputes its liability to the Indemnified Party in respect of the underlying claim, setting forth the reasons for such objection, the Indemnified Party may initiate proceedings against the Indemnifying Party in accordance with ARTICLE XII.10 of this Agreement.

         XI.4 Payment of Indemnification. Payments to be made to the Buyer and/or the Companies shall, to the extent permissible by applicable law, be deemed a reduction of the Final Closing Purchase Price. Upon Sellers' acceptance of a claim or upon determination of the amount of any disputed claim, Buyer shall request payment by Sellers of the amount of the Damages, including interest if applicable, which payment shall be made in immediately available funds.

         Any and all amounts payable by the Sellers in respect of the indemnity due to an Indemnified Party under this ARTICLE XI shall be paid in EURO free and clear of all deductions or withholdings whatsoever, and shall bear interest until paid in full at a rate per annum equal to EURIBOR 6 month plus three hundred (300) basis points, calculated from the date which 40 days after the date of payment by the Buyer or the Companies of the corresponding Damages to any third party or, where no such payment to a third party is involved, such date as may be agreed by the parties or otherwise determined by the competent judicial authority until the effective date of payment of the indemnity. Where any such sums are subject to taxation in the hands of the recipient Indemnified Party, the Sellers expressly agree that the amounts payable shall be grossed up so as to leave the recipient Indemnified Party, after such taxes have been paid, with the same amount as the recipient Indemnified Party would have received in the absence of such taxes.

         XI.5 Compensation of Indemnification. In case of non-payment by the Sellers of the amount of Damages accepted or otherwise finally determined in the delays set forth hereof, the Buyer shall be entitled to reduce the Additional Purchase Price Elements Payments payable to the Sellers (if any) as set forth in
ARTICLE II.6.B (J).

         XI.6 Time for Claims. A claim may give rise to an indemnification provided that it has been notified by Buyer to the Sellers:

         (i) for any claim relating to Tax, on or prior to January 31, 2007;

         (ii) until the tenth anniversary of the Closing Date for any claim relating to title to any of the Shares; and

         (iii) until the third anniversary of the Closing Date for any other claim.

         For the avoidance of doubt it is specified that no claim may be made after these dates but that the right of indemnification of the Buyer shall be entirely maintained after these dates for any claim which notified by the Buyer to the Sellers prior to these dates.

         XI.7 Third-Party claims. In the event that any claim, demand or Proceedings is asserted or instituted by any Person other than the parties hereto and their respective Affiliates (hereinafter referred to as a "THIRD PARTY") which could give rise to Damages for which the Sellers would be liable to an Indemnified Party hereunder (any such claim, demand or Proceedings, being hereinafter referred to as a "THIRD PARTY CLAIM"), the Indemnified Party shall send to the Sellers a Claim Notice in respect of the Third Party Claim.

         The Indemnified Party shall send a Third Party Claim Notice within fifteen (15) days of receipt of actual notice of such Third Party Claim; provided, however, that a failure by the Indemnified Party to comply with these notice periods shall have no consequences on its ability to claim under the Agreement to the extent that such failure has not caused the Damages for which the Indemnifying Party is obligated to it to be greater than they would have been had the Indemnified Party given timely notice (it being agreed that the Damages for which the Indemnifying Party may be obligated shall be reduced to the extent of any such prejudice). In the event of summary proceedings ("procedure de refere") against any of the Companies or a claim by the tax authorities against any of the Companies for payment of additional taxes, the Indemnified Party shall send the Third Party Claim Notice within a time period compatible with defense rights and at the latest within seven (7) days of the receipt of the claim in the event of a claim by the tax authorities.

         The Sellers shall have thirty (30) days following its receipt of the Third Party Claim Notice (hereinafter referred to as the "THIRD PARTY CLAIM REVIEW PERIOD") to make such investigation of the underlying claim as it considers necessary or desirable and to notify the Indemnified Party whether or not it disputes its liability to the Indemnified Party in respect of such Third Party Claim. If the Sellers do not notify the Indemnified Party during the Third Party Claim Review Period that it disputes its liability to the Indemnified Party in respect of the relevant Third Party Claim, the Sellers shall be deemed to have acknowledged its liability to the Indemnified Party in respect of such Third Party Claim. If the Sellers notify the Indemnified Party during the Third Party Claim Review Period that it disputes its liability to the Indemnified Party in respect of the relevant Third Party Claim, setting forth the reasons for such objection, the Indemnified Party may initiate proceedings against the Indemnifying Party as provided by ARTICLE XII.10 of the Agreement.

       The Indemnified Party shall conduct the defense of each such Third Party Claim diligently and in good faith using all reasonable means and defenses available to it or to the Companies (having regard for the interests of the Companies) until such time, if any, as it is determined or agreed that the Sellers have no liability to the Indemnified Party in respect of a particular Third Party Claim. The Sellers shall have the right, if it so notifies the Indemnified Party with reasonable promptness after receipt of the Claim Notice, to be consulted in respect of such Third Party Claim and to participate at its own expense and with counsel of its choice in the defense thereof by the Indemnified Party (or in the case of a Third Party Claim against the Companies, by the Companies).

         In such event, the Indemnified Party shall afford the Sellers and its counsel the opportunity to comment and the right to object (which right shall not be unreasonably exercised) with respect to the conduct of the defense of the claim. The Indemnified Party shall keep the Sellers reasonably informed of the progress of any Third Party Claim and its defense, and shall with reasonable promptness provide the Sellers with copies all material notices, written communications and filings (including court papers) made by or on behalf of any of the parties to the underlying claim.

         The Sellers shall not be liable for any Third Party Claim settled or otherwise compromised without its prior written consent (which consent shall not be unreasonably withheld). In such connection, if the Indemnified Party shall receive from a Third Party or if the Indemnified Party shall propose to make to a Third Party an offer of settlement of such Third Party Claim (hereinafter referred to as a "SETTLEMENT OFFER"), the Indemnified Party shall notify the Sellers of such Settlement Offer promptly upon receipt thereof from the Third Party and reasonably in advance of responding thereto, or reasonably in advance of making such Settlement Offer, and shall provide with such notice all related supporting documentation reasonably required to enable the Sellers to assess the relative merits of the Settlement Offer. At the reasonable request of either of the parties, the parties will consult in good faith with respect to any such Settlement Offer. The Sellers shall then determine in the exercise of its own business judgment whether or not to consent to the Settlement Offer, but shall not unreasonably withhold any such consent. If a Settlement Offer is received, which the Sellers, but not the Indemnified Party, are willing to accept, the Indemnified Party may elect to continue the defense of such claim at its own expense, in which case the liability of the Sellers shall be limited to the lesser of: (i) Damages calculated as if the Third Party Claim were settled in accordance with the proposed Settlement Offer, and (ii) the Damages actually suffered by the Indemnified Party taking into account the final determination of the Third Party Claim.

         No amount shall become payable by the Sellers to an Indemnified Party in respect of any Third Party Claim unless and to the extent that the Indemnified Party is under the obligation to pay the relevant Damages to the relevant third party as a result of any judgment of a court of competent jurisdiction, a decision of an arbitral tribunal or a binding settlement or other agreement among the relevant parties.

       XI.8 Consistency of the Damages. Any tax reassessment (i) having as sole consequence the transfer of the expense of one fiscal year to another fiscal year or (ii) pertaining to a tax which may be recovered, such as the value added tax, shall only give rise to an indemnification insofar as the Companies are subject to the payment of penalties or late-payment interest in this respect.

         For the purposes of the calculation of the indemnity due by the Sellers, the amount of the relevant prejudice shall be:

         (i) calculated by deducting the amount of any net Tax benefit or Tax savings actually realized by the Companies as a result of the tax deductibility of the concerned loss, provided that such Tax reduction results directly and unequivocally from such Damages and only to the extent that the payments made in respect of such Damages are not taxable to the Buyer and provided further that should any such Tax reduction be disallowed or such payments to the Buyer be taxed, in full or in part, by the relevant Governmental Entities, the Sellers shall be obligated to pay to the Buyer the amount by which the partial repayment of Final Closing Purchase Price shall have been reduced in accordance with this ARTICLE XI.8(i); and

         (ii) reduced by any indemnity paid to the Companies under the terms of insurance policies, as well as by the amount of any other compensatory payment of the prejudice justifying the claim directly relating to each Damage (net of any costs of collection or increased insurance premiums). If the Sellers pay an indemnity pertaining to a prejudice and if the Companies recover or may subsequently recover all or part of the amount of said indemnity from a third party (in particular an insurance company or the tax or social security authorities), related directly to each Damages (net of any costs of collection or increased insurance premiums), the Buyer shall take or shall ensure that the Companies take the necessary measures which may reasonably be taken for the purpose of recovering this amount and, within 15 days after such amount shall have been recovered, Buyer shall pay to the Sellers the amount thus recovered.

         XI.9 Causes of exemption or reduction. The Sellers shall not be compelled to indemnify insofar as the prejudice with respect to which an indemnity is claimed is exclusively imputable to Buyer and/or the Companies after the Closing Date.

         The Sellers shall not be compelled to indemnify by reason of the incorrectness of one of the representations made insofar as such incorrectness results from the coming into force of a new Law after the Closing Date which has a retroactive effect.

         The Sellers shall not be compelled to indemnify for Damages with respect to items which have been validly reserved against in the Audited Financial Statements of the Companies, up to the amount of such reserves.

         XI.10 Indemnification for Breach of Covenants or Representations Relating to Taxes, Product Liability and Employees.

         (a) Notwithstanding any disclosures made in the Exhibits or the limitations set forth in ARTICLE XI.2, the Sellers shall fully indemnify, defend and hold harmless the Buyer and the Companies from and against all Damages resulting from or arising out of (i) any breach by the Sellers of the covenants herein, (ii) Taxes, (iii) product liability and product recall claims relating to products designed, manufactured, or marketed, or services rendered before the Closing Date which become due and payable by the Companies after the date of the Agreement and/or (iv) any claim made by an employee of the Companies or a Governmental Authority in relation with a breach of laws applicable to employees, and/or social security obligations, of any of the Companies.

         XI.11 Reduction of the Purchase Price. The Sellers and the Buyer agree that any amount paid by the Sellers or any of them to the Buyer in accordance with the provisions of this Article XI shall, for all purposes, be deemed to be a reduction of the purchase price and be treated accordingly from accounting and tax purposes.

                           ARTICLE XII - MISCELLANEOUS

         XII.1 Confidentiality. The Agreement and its Annexes and Exhibits and the various covenants contemplated therein, including without limitation, the Performance Adjustment Certificate, and any information included herein are strictly confidential. Except as required by applicable Law or pursuant to any applicable stock exchange regulations, no announcement or other disclosure will be made about the content of, or in relation to, the Agreement, except with the written and common approval of the Parties. The Sellers and the Buyer agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by an applicable Law (including in respect of any "comites d'entreprise", if applicable) in which case the party required to make the release of announcement shall, where applicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Buyer may make internal announcements to its employees and the Sellers to the employees of the Companies, subject to prior consultation with the other Parties regarding the content of such announcement.

         XII.2 Covenant not to compete.

         (a) For a period of ten (10) years after the Closing Date (the "RESTRICTED PERIOD"), neither the Sellers, nor any Affiliate of the Sellers, shall participate or engage, directly or indirectly, for itself or on behalf of or in conjunction with any third party, whether as agent, shareholder, partner, joint venturer, investor or otherwise, in any activities related to or incidental to, inter alia, the development, manufacturing, marketing, distributing or sale to any customer or distributors of (i) pharmaceutical products, sold by the Companies on or before the Closing Date for the treatment of orphan diseases; and (ii) Thalidomide, under any form or presentation whatsoever, including without limitation the active ingredients and raw materials used in the manufacturing of Thalidomide, except for sales to the Buyer and/or any of its Affiliates or the Subsidiary as contemplated by the manufacturing agreement between Laphal Industries and the Subsidiary.

         (b) During the Restricted Period, no Sellers shall, whether for its own account or for the account of any other individual, partnership, firm, corporation or other business organization, directly or indirectly, solicit, endeavor to entice away from the Companies or otherwise directly or indirectly adversely interfere with the relationship of the Companies with any third party who is (or was at any time since December 31, 2002) employed by or otherwise engaged, whether under a contract or no, to perform services for the Companies or who is, or was for the ten most recent fiscal years of each of the Companies, a customer whose purchases exceeded 1% of the aggregate net sales of any of the Companies or Major Supplier of the Companies.

         (c) The Parties acknowledge that the foregoing restrictions are reasonable in scope, are necessary for the Companies' business and goodwill and form an essential part of the consideration for which Buyer is willing to enter into the Agreement. It is the intent of the parties hereto that the provisions of this ARTICLE XII.2 be enforced to the fullest extent permissible under the Laws and public policies applicable in each jurisdiction in which enforcement is sought. Accordingly, if any provision of this ARTICLE XII.2 shall be adjudicated to be invalid, ineffective or unenforceable, the remaining provisions shall not be affected thereby. The invalid, ineffective or unenforceable provision shall, without further action by the parties, be amended automatically to effect the original purposes and intent of the invalid, ineffective or unenforceable provision; provided, however, that any such amendment shall apply only with respect to the operation of such provision in the particular jurisdiction with respect to which such adjudication is made. Without limiting the generality of the foregoing, if any provision of this ARTICLE XII.2 is invalid in part, it shall be curtailed, as to scope, time and location, to the minimum extent required for its validity in the jurisdiction in which such provision is challenged, and shall be binding and enforceable with respect to the Sellers as so curtailed.

         (d) Without intending to limit the remedies available to the Buyer, the Sellers acknowledge for themselves and on behalf of their Affiliates that a breach of any covenant contained in this ARTICLE XII.2 may cause material irreparable harm and that a monetary remedy for a breach thereof may be inadequate and impracticable. Each of the Companies or the Buyer shall therefore be entitled to obtain temporary and permanent injunctive relief without the necessity of proving actual damages or posting any bond. In the event of such a breach or threat of breach, the Sellers acknowledge on their behalf and on behalf of their Affiliates that Buyer shall be entitled to such injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions as a court of competent jurisdiction shall determine.

         XII.3 Waiver. Any Party may, by written notice to another Party, extend the time for the performance of any of the obligations or other actions of such other Party; waive any inaccuracies in the representations of such other Party contained in the Agreement, or waive compliance with any of the provisions contained in the Agreement or waive or consent to the modification of performance of any of the obligations of such other Party. No other action taken pursuant to the Agreement, nor a failure or delay by either Party to enforce any provision of the Agreement shall be deemed to constitute a waiver by such Party of compliance with any representation, warranty, condition or agreement contained herein.

         XII.4 Entire Agreement. This Agreement may only be modified by a written instrument executed by authorized representatives of the Sellers and the Buyer. This Agreement constitutes the sole understanding and agreement between the Sellers and Buyer with respect to the subject matter hereof, and supersedes any prior oral or written agreement by and between the parties hereto with respect to the subject matter hereof.

         XII.5 Notices. Notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given (a) when personally delivered or sent by telecopier (as evidenced by a "transmission result report" or other confirmation printed by the sender's fax machine), or
(b) three business days after being sent by internationally-recognized overnight courier, to the following addresses, or to such other address as such party may request by written notification to the other party hereto at least five business days in advance of the effective date of such change:


         BUYER  Pharmion France
                10, place Vendome
                75008 Paris
                Tel:  01 5345 6663
                Fax: 01 5345 6640
                Attention: The Managing Director


         with copy (which shall not constitute a notice) to:

         Pharmion Coporation
         2525 28th Street
         Boulder, Colorado 80301
         USA
         Attention: The President
         Fax: 720 564 9190
         Tel: 720 564 9001

         Willkie Farr & Gallagher
         21-23 rue de la Ville l'Eveque
         75008 Paris, France
         Attention: Michel Frieh
         Facsimile No: 33.1.40.06.96.06


         SELLERS  Mr. Druon Note
                  45, Montee du Colombier
                  13012 Marseilles
                  Tel: 06 8453 7528
                  Fax: 04 9110 7755
         with copy (which shall not constitute a notice) to:

         Bignon Lebray Delsol & Associes
         12, quai Andre Lassagne
         69001 Lyon
         Attention: Christophe Cochet
         Facsimile No:  33.4.72.10.10.02

         XII.6 Sellers' Agent.

         (i) Each of the Sellers hereby irrevocably appoints M. Druon Note (hereinafter referred to as, together with his successors, the "SELLERS' AGENT") as his or her Agent and attorneys-in-fact to take any action required to be taken by the Sellers under the terms of this Agreement, including, without limiting the generality of the foregoing, the giving and receipt of any notices to be delivered or received by or on behalf of any or all of the Sellers and the right to waive, modify or amend any of the terms of this Agreement, and agrees to be bound by any and all actions taken by such Sellers' Agent on her/his behalf. The Buyer shall be entitled to rely exclusively upon any communications given by the Sellers' Agent, and the Buyer shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications made by the Sellers' Agent, as the case may be. The Buyer shall be entitled to disregard any notices or communications given or made by the Sellers unless given or made through the Sellers' Agent.

         (ii) In the event of the death or incapacity of the Sellers' Agent or his inability to perform his functions hereunder, the Sellers shall promptly appoint another person to serve as the Sellers' Agent. Such appointment shall be deemed to have been made when the identity of the new Agent has been communicated to the Buyer in writing.

         (iii) The manner and form by which the Sellers shall decide upon any new agent and attorney-in-fact and the manner in which such decisions are to be communicated to the Sellers shall be decided solely by the Sellers. The Sellers recognize, and hereby acknowledge, that the Sellers' Agent has an interest in the subject matter of this Agreement and that the appointment of such Agent as the Sellers' Agent constitutes an irrevocable power-of-attorney coupled with an interest.

         (iv) The Sellers shall jointly and severally indemnify and hold harmless the Sellers' Agent from and against any loss or cost which he may sustain or incur while acting as Sellers' Agent except that the Sellers' Agent shall bear his own liability and expense arising out of activities that are fraudulent or grossly negligent.

         XII.7 Severability. If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction, such determination shall not affect the validity or enforceability of the remaining provisions of this Agreement in such jurisdiction nor affect the validity or enforceability of such provision in any other jurisdiction and the Parties agree to negotiate in good faith to adapt such provision, its application and/or the

Agreement generally only to the extent necessary to render the Agreement valid and enforceable in a manner that most closely and practicably respects the original intent of the Parties.

         XII.8 Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

         XII.9 Language. This Agreement has been negotiated, written and signed in English which shall be the sole controlling version, irrespective of translation into French which may have been prepared for the convenience of the parties. For purposes of ensuring compliance with the Sellers' obligations under French law, a French language version of this Agreement may also be prepared and signed. Notwithstanding, this English version of this Agreement shall control in any dispute between the Sellers and Buyer.

         XII.10 Governing Law; Jurisdiction. This Agreement shall be governed by the laws of France. Any dispute or controversy which may arise from the Agreement or any further agreement resulting thereof shall be submitted to the exclusive jurisdiction of the Commercial Court of Paris.

         XII.11 Expenses.

         (a) Whether or not the transactions contemplated hereby are consummated, each Party hereto shall pay its own respective expenses (including advisors and attorneys' fees), except as otherwise contemplated by ARTICLE II and ARTICLE XI hereof.

         (b) The Sellers represent and warrant to the Buyer that they have not employed the services of a broker or finder in connection with the Agreement or any of the transactions contemplated hereby. The Sellers shall indemnify and defend and hold the Buyer and the Companies harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Buyer (or any Affiliate of the Buyer) by any broker or other person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the execution of the Agreement, or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Sellers.

         XII.12 Further Assurances. Upon request of Buyer, the Sellers shall make, execute and deliver, or cause to be made, executed and delivered, any and all such further acts, instruments and assurances as reasonably may be necessary or proper to carry out the provisions of this Agreement and otherwise to effectuate the intent hereof; provided that the Sellers shall not be obligated to expend any money or incur any costs other than a reasonable cost, in connection with any request for further assurances by Buyer.

         XII.13 No Assignment. This Agreement shall not be assigned by either Party without the prior written consent of the other, provided, however, that

         (a) Each of the Sellers may assign this Agreement to any family member or to any French company which is controlled exclusively by members of the Note Family provided, however, that the Sellers shall remain jointly and severally liable without any restriction or limitation with any such assignee in respect of each and any of their obligations here under ; and

         (b) Buyer shall have the right to (i) assign this Agreement to an Affiliate of Buyer without the prior written consent of, and/or (ii) delegate ("delegation imparfaite conditionnelle") or otherwise assign or transfer the right to receive any partial repayment of the Final Closing Purchase Price (as provided in ARTICLE XI) for the benefit of any direct or indirect lender having financed part of the acquisition of the Shares at Closing (which assignment shall be expressly accepted by the Sellers who undertake to sign and deliver any documents required to perform such assignment) provided, however, that Pharmion Coporation shall remain jointly and severally liable without any restriction or limitation with any such assignee in respect of each and any of its obligations here under.

         This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns (but only if the assignment was properly consented to by the non-assigning party, if such consent is necessary).

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives on the date first above written.


Sellers


/s/ D. Note
--------------------------------

Ms. Noelle Note
Represented by Mr. Druon Note


/s/ D. Note
--------------------------------

Mr. Druon Note


/s/ D. Note
--------------------------------

Mr. Daniel Note
Represented by Mr. Druon Note


/s/ D. Note
--------------------------------

Mr. Xavier Note
Represented by Mr. Druon Note

/s/ D. Note
--------------------------------

Mr. Vincent Note
Represented by Mr. Druon Note


/s/ D. Note
--------------------------------

Mr. Benoit Note
Represented by Mr. Druon Note


/s/ D. Note
--------------------------------

Mr. Christophe Note
Represented by Mr. Druon Note


/s/ D. Note
--------------------------------

Societe Alno
Represented by Mr. Druon Note, its Managing Director


Buyer


/s/ M. Bouchara
--------------------------------

Pharmion France
By Mr. Michel Bouchara, its Managing Director